Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (A) NOT MATERIAL AND (B) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED

Securities Purchase Agreement

Between:	(1)
Chemgas Gilde B.V., a limited liability company organized and existing under the laws of The Netherlands, having its registered office at Heemsteedseweg 22, NL-3992 LS Houten (The Netherlands), and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under the number 65246152, represented for the purposes of the Agreement by VéDéWé Consult Comm.V., represented by Mr. Frederic Van den Weghe, pursuant to a special proxy,

hereinafter referred to as “Gilde”;

	(2)	Mr. Dirk Battig, a German national residing at P.I. Taymansstraat 14 bus 1.02, 3090 Overijse, Belgium,

hereinafter referred to as “Dirk Battig”;

	(3)	Mr. Dirk Van den Borre, a Belgian national residing at Langeweg 47, 1790 Affligem, Belgium,

hereinafter referred to as “Dirk Van den Borre”;

	(4)	Mr. Eric Matthijs, a Belgian national residing at Moortelhoekstraat 9, 9111 Belsele, Belgium,

hereinafter referred to as “Eric Matthijs”;

	(5)	Mr. Christophe Marque, a French national residing at Kiara View, 13 Jalan Puncak Kiara 4, Kuala Lumpur, Malaysia,

hereinafter referred to as “Christophe Marque”;

	(6)	Mr. Adamo Pia, a Belgian national residing at Bovenloweg 14, 3010 Kessel-Lo, Belgium,

hereinafter referred to as “Adamo Pia”;

	(7)	Mr. Jurgen De Smet, a Belgian national residing at Jasmisse 13, 2570 Duffel, Belgium,

hereinafter referred to as “Jurgen De Smet”; and

	(8)	Mr. Sebastien Verwilghen, a Belgian national residing at Avenue Robert Dalechamp 90, 1200 Brussels, Belgium,

hereinafter referred to as “Sebastien Verwilghen”;

Hereinafter Gilde, Dirk Battig, Dirk Van den Borre, Eric Matthijs, Christophe Marque, Adamo Pia, Jurgen De Smet and Sebastien Verwilghen are together referred as the “Sellers” and may each be referred to as a “Seller”;

And:	(9)	Balchem Corporation, a company organized and existing under the laws of Maryland, having its registered office at 52 Sunrise Park Road NY 10958 New Hampton, United States of America,

represented for the purposes of the Agreement by Mr. Theodore L. Harris, President,

hereinafter referred to as the “Purchaser”.

Whereas:

(A)
The Sellers own together hundred percent (i.e. eleven thousand (11,000) shares) of the shares in Chemogas Holding NV, a company organized and existing under the laws of Belgium, having its registered office at Westvaartdijk 85, B-1850 Grimbergen (Belgium), and registered with the Register of Legal Entities (Brussels) under the number 0652.928.378 (hereinafter referred to as the “Company”). Gilde, Dirk Battig, Dirk Van den Borre, Christophe Marque and Adamo Pia also own together hundred percent (i.e. one hundred thirty-four thousand two hundred thirty-seven (134,237) profit participation certificates) of the profit participation certificates in the Company.

(B)
The Company owns hundred percent (i.e. five thousand (5,000) shares) of the shares in Chemogas NV, a company organized and existing under the laws of Belgium, having its registered office at Westvaartdijk 85, B-1850 Grimbergen (Belgium), and registered with the Register of Legal Entities (Brussels) under the number 0455.374.616 (hereinafter referred to as “Chemogas”).

(C)	Chemogas owns shares in the following companies:

(i)
1,000,000 shares (i.e. 100% of the shares) in Stereo Sdn Bhd, a company organized and existing under the laws of Malaysia, having its registered office at 2-37, PV 128, Jalan Genting Klang, 53300 Kuala Lumpur (Malaysia), registered with the Malaysian Companies Commission under number 840309-P (hereinafter referred to as “Stereo Sdn Bhd”);

(ii)
100 shares (i.e. 100% of the shares) in Stereo Pte Ltd, a company organized and existing under the laws of Singapore, having its registered office at 100 Tras Street, #16-01, 100 AM, Singapore (079027), registered with the Accounting and Corporate Regulatory Authority of Singapore under Unique Entity Number 201019704N (hereinafter referred to as “Stereo Pte Ltd”);

(iii)
100 shares (i.e. 100% of the shares) in Stereo Pty Ltd, a company organized and existing under the laws of Australia, having its registered office at Unit 7, 55 Kangaroo street, Manly, NSW, 2095 (Australia), registered with the Australian Securities and Investment Commission under number 166 569 857 (hereinafter referred to as “Stereo Pty Ltd”); and

(iv)	10,999,997 shares (i.e. 99.9999% of the shares) in Stereo Gas Philippines Inc., a company organized and existing under the laws of Philippines, having its registered office at Lot-8-B,

FPIP II-SEZ, Barangat Sta, Anastacia, Sto. Tomas, Batangas 4234 (Philippines), registered with the Securities and Exchange Commission under number CS201726460 (hereinafter referred to as “Stereo Gas Philippines”).

(D)
The Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers all of their shares and profit participations certificates in the Company, upon the terms and subject to the conditions set forth in the Agreement, with the aim to indirectly also acquire all the shares in Chemogas, Stereo Sdn Bhd, Stereo Pte Ltd, Stereo Pty Ltd, and Stereo Gas Philippines with the exception of three shares in Stereo Gas Philippines, which are owned by respectively Mr. Generoso S. David III, Mr. Jobert Q. Cuenca and Maricar R. Cuenca (the “Transaction”).

(E)	In this context, a letter of intent has been signed between the Sellers and the Purchaser on January 28, 2019 (hereinafter referred to as the “LOI”).

(F)
Between January 31, 2019 and April 25, 2019, the Purchaser and its professional advisers have had access to a Data Room containing information on the Company and the Subsidiaries and have performed a legal, financial, IT, operational, tax, regulatory and environmental due diligence with respect to the Company and the Subsidiaries, and their business, operations, assets, liabilities and financial condition (hereinafter referred to as the “Due Diligence”). For the purpose of said Due Diligence, the Purchaser and its professional advisers have had the opportunity to submit further questions to and receive answers from the Sellers on any matter, including, but not limited to, in the framework of the expert sessions that were held between the Purchaser, (certain of) the Sellers and/or (certain of) their respective professional advisers in the months of January, February and March 2019 in respect of financials (including financial year 2018), value creation, operations & SHEQ, IT, HR, tax, internal controls and pensions. The Purchaser and/or its professional advisers have also carried out site visits of the following sites of the Company and the Subsidiaries: (i) Grimbergen, Belgium, and (ii) No37, Lurong Sungai Puloh 1A/KU6 40150 Klang, Malaysia.

(G)	The Sellers have sourced W&I insurance in the framework of the Transaction.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

1.1.1	For the purposes of the Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

“Accounting Principles” means the accounting principles generally accepted in Belgium or in the countries where the Subsidiaries (as defined hereafter) are established as applied in a consistent manner by the Company and the Subsidiaries during the three last financial years, other than in respect of the investment in valves, which used to be booked directly as costs but have since January 2019 been booked and amortized as assets. For the purpose of the present definition, the term “applied in a consistent manner” means that the same consistent interpretation has been given to the accountings principles generally accepted in Belgium and in the countries where the Subsidiaries are established and that no change to the depreciation and valuation rules took place.

“Affiliated Company” means an affiliated company (“verbonden vennootschap” / “société liée”) within the meaning of articles 11 and 13 of the Belgian Companies Code or any similar foreign law provision.

“Agreement” means this agreement including the Schedules to which reference is made.

“Annex” means an annex to the Representations pursuant to Schedule 10.

“Annual Accounts” means the Company’s audited annual accounts for the financial year ending December 31, 2018.

“Article” means an article of Schedule 10.

“Authority” means any:

(i) supranational, federal, state, local, municipal, foreign or other government;

(ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, department, official or entity and any court or other tribunal);

(iii) multi-national organization or body; or

(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Beneficiary” means the Purchaser or the Company or any of the Subsidiaries as set out in Clause 12.1.

“Breach of Representations” means, in respect of any Representation, that such Representation is either not true or not accurate.

“Chemogas” has the meaning set out in the recital (B) of the Agreement.

“Claim” means any claim of the Purchaser under Clause 12.

“Closing” means the transfer of ownership of the Securities pursuant to Clause 6.1 and completion of the Sellers’ Closing Obligations and the Purchaser’s Closing Obligations pursuant to Clauses 6.2 and 6.3, respectively.

“Closing Date” means the date on which the Closing shall take place pursuant to Clause 6.1.

“Closing Obligations” means the Seller’ Closing Obligations and the Purchaser’s Closing Obligations.

“Company” means Chemogas Holding NV, as referred to in the recital (A) of the Agreement.

“Company Property” means all moveable property (“roerende goederen” / “biens meubles”), including but not limited to the machinery, equipment, motor vehicles and inventory, owned by the Company or any of the Subsidiaries.

“Consolidated Accounts” means the Company’s pro forma consolidated accounts for the financial year ending December 31, 2018, established following the rules generally applicable to consolidated accounts in Belgium.

“COPROCOM” has the meaning set out in Clause 4.1.1.

“Data Room” means the virtual data room established by the Sellers, to which the Purchaser and its professional advisers have had access from January 30, 2019 until April 25, 2019, and the contents and the questions asked by the Purchaser and/or its professional advisers and the answers provided by the Sellers until April 25, 2019, the index of which is attached in Schedule 1.1.1(i) and the content of which is attached in the form of a USB stick in Schedule 1.1.1(ii).

“Director” means any member of the board of directors (“bestuurder” / “administrateur”), person entrusted with the daily management (“dagelijks bestuur” / “délégué à la gestion journalière”), member of the executive board (“lid van het directiecomité” / “member du comité de direction”) in a Belgian company of the limited liability company (“naamloze vennootschap” / “société anonyme”) type or any manager (“zaakvoerder” / “gérant”) in a Belgian company of the private limited liability company (“besloten vennootschap met beperkte aansprakelijkheid” / “société privée à responsabilité limitée”) type or any other Person holding a similar position in a company of another type in Belgium or in another relevant jurisdiction.

“Due Diligence” has the meaning set out in the recital (F) of the Agreement.

“EEA” means European Economic Area (i.e. the European Union Member States and Iceland, Liechtenstein, and Norway).

“Elbaco” has the meaning set out in Clause 7.2.1.

“Encumbrance” means any lack of title, ownership claim, mortgage, easement, right-of-way, security, lien, pledge, pre-emption right, encumbrance, condition, commitment, lease, ruling, order, judgement, and any other encumbrance or lien of any nature.

“Environmental Laws” means all supranational, national, federal, regional, provincial, municipal or other laws, regulations or other statutory instruments as well as orders, whether administrative, criminal or civil, and all guidelines relating thereto and/or all rules and practices promulgated thereunder in respect of Environmental Matters, the foregoing as are or have been in force or applicable to the Company or any of the Subsidiaries from time to time.

“Environmental Matters” means all matters relating to the environment, including but not limited to emission or discharge of any substance into air, water (including surface water and ground water) or soil as well as emission of noise and causation of oscillations and/or vibrations and including zoning matters.

“Fairly Disclosed” means disclosed in a manner to enable a prudent purchaser who is active within the same industry as the Company and assisted by professional advisors to make an informed assessment of the nature and scope of the matter disclosed and its potential impact on the Company, the Subsidiaries or the Transaction.

“Incidents of Environmental Non-Compliance” has the meaning set out in

Article 20.3 of Schedule 10.

“Insurance Policies” means the insurance policies listed in Annex 10, 9.1.

“Insurer” means Transact Risk Partners, a division of Castel Underwriting Agencies Limited, a company organized and existing under the laws of England and Wales, having its registered office located at 33 Gracechurch Street, London EC3V 0BT (United Kingdom), and registered with the Companies House under the company number 07774336.

“IP” means the intellectual property rights owned by the Company or the Subsidiaries listed in Annex 10, 9.1.1.

“IP Rights” means all intellectual property rights in any part of the world and includes rights in inventions, registered and unregistered trade and service marks, rights in business and trade names, patents, rights in domain names, registered designs, unregistered rights in designs, copyrights, related rights, database rights, rights in know-how and in each case rights of a similar or corresponding character and all applications and rights to apply for the protection of any of the foregoing.

“Key Staff” means the Sellers with the exception of Gilde.

“Leakage” means any of the following (save to the extent constituting “Permitted Leakage”), to the extent occurring in the period between December 31, 2018 up to and including the Closing Date:

(i) any dividend or distribution declared, paid or made (whether actual or deemed) by the Company or any of the Subsidiaries to (any of) the Sellers or (any of) their Affiliated Companies;

(ii) any redemption or purchase of share capital or other securities, or return of capital by any of the Company or any of the Subsidiaries;

(iii)    any payments (including advisory fees and including any payment of interest) made or agreed to be made by the Company or any of the Subsidiaries to (any of) the Sellers or (any of) their Affiliated Companies;

(iv)    any assets, right or other benefit transferred, granted or surrendered to (any of) the Sellers or (any of) the Affiliated Companies by the Company or any of the Subsidiaries for the direct or indirect benefit of (any of) the Sellers or (any of) their Affiliated Companies;

(v)     any liability or obligation (including future, conditional or contingent obligation) assumed or incurred, or indemnity given, by the Company or any of the Subsidiaries to or for the benefit of (any of) the Sellers or (any of) their Affiliated Companies;

(vi) the waiver by the Company or any of the Subsidiaries of any amount owed to the Company or any of the Subsidiaries by (any of) the Sellers or (any of) their Affiliated Companies;

(vii) the borrowing of any monies or the incurring of any indebtedness or other liabilities other than trade credit in the ordinary course of business;

(viii) any professional fees, costs or expenses directly relating to or arising from the sale of the Securities contemplated by the Agreement which are paid or incurred by the Company or any of the Subsidiaries, and any Tax payable thereon;

(ix) the agreement by the Company or any of the Subsidiaries to do any of the matters referred to in paragraphs (i) to (viii) above; and

(x) any Tax becoming payable by the Company or any of the Subsidiaries as a consequence of any matters in (i) to (ix) above.

“Lease Agreements” means the lease agreements listed in Annex 10, 7.2.4.

“Leasehold Property” means the real property used pursuant to lease agreements or other agreements that grant usage rights other than rights in rem, as listed in Annex 10, 7.2.1.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements or consent to use agreements to which the Company or any of the Subsidiaries is a party or otherwise bound, pursuant to which the Company or any of the Subsidiaries has granted or been granted any right to use, exploit or practice any IP Rights, or that restrict the right of the Company or any of the Subsidiaries to use or enforce any IP Rights.

“Locked Box Accounts” means the pro forma annual accounts which are based on the Annual Accounts and the Subsidiaries’ Annual Accounts which contain the locked box mechanism attached as Schedule 1.1.1(iii).

“Locked Box Accounts Date” means December 31, 2018.

“LOI” has the meaning set out in the recital (E) of the Agreement.

“Loss” means any damage, loss, undertaking (“verbintenis” / “obligation”), liability, penalty or payment incurred, borne or made by the relevant legal entity or individual, and the reasonable costs of enforcing any right to indemnification under the Agreement vis-à-vis the Sellers or the Insurer that provided the W&I Insurance, including reasonable attorneys’ or legal consultants’ fees.

“Non-Compete Period” has the meaning set out in Clause 15.3.1.

“Non-Solicitation Period” has the meaning set out in Clause 15.3.4.

“Ordinary Course of Business” means any action taken or transaction entered into by a Person provided that such action or transaction falls within the scope of operational activities of such Person and is consistent with the commercial policy and past practices of such Person.

“Parties” means the Sellers, and the Purchaser (each of them being referred to individually as a “Party”).

“Pension Arrangements” means the pension arrangements listed in Annex 10, 13.13.

“Permit” means any license, exemption, consent or other authorisation or clearance, howsoever named, from an Authority.

“Permitted Leakage” means:

(i)      amounts equal to the cost of providing all employment and other related benefits and costs including all payments of salary, management fees and emoluments or other types of remuneration (and any Tax payable thereon) to consultants, managers (including inter alia some of the Sellers), employees, directors, sub-contractors and agents pursuant to the terms of any agreement between the Company and/or any of the Subsidiaries and the relevant consultant, manager, employee, director, sub-contractor or agent in place, entered in the ordinary course of business, as consistent with past practice, and in at arm’s length conditions and legally enforceable at the date of the Agreement, including pension contributions; and

(ii)      all payments in respect of supplies of goods or services (including insurance) made to the Company or any of the Subsidiaries in the ordinary course of business consistence with past practice of the relevant Company and/or any of the Subsidiaries;

(iii)     the following costs and expenses (VAT excluded) related to the Transaction, to the exclusion of any other financial advisory, broker, accounting, legal and any other professional or consulting fees and expenses related to the Transaction (and it being understood that PwC (for general accounting services) and Stibbe (for general Belgian legal services) have been and are providing services to the Companies in the Ordinary Course of Business):

(a) PwC in relation to the preparation of a vendor due diligence report up to a maximum amount of EUR 120,000.00 (one hundred twenty thousand euro);

(b) Stibbe CVBA as legal advisor to the Company and any of the Subsidiaries up to a maximum amount of EUR 37,100.00 (thirty-seven thousand one hundred euro); and

(c) Ansarada as the Data Room provider up to a maximum amount of EUR 6,294.00 (six thousand two hundred ninety-four euro).

(iv) any other Leakage which has been prior approved in writing by the Purchaser,

with the understanding that any VAT related to the operations above-described shall also be considered as a Permitted Leakage.

“Person” means any natural person or legal entity that can sue and be sued.

“Purchaser” has the meaning set out in the preliminary section to the Agreement.

“Purchase Price” means the aggregate price for the Securities as defined in Clause 3.1.

“Purchaser’s Closing Obligations” means the obligations to be fulfilled by the Purchaser on the Closing Date, as set out in Clause 6.3.

“Profit Certificates” means the one hundred thirty-four thousand two hundred thirty-seven (134,237) profit participation certificates in the Company (of which one hundred twelve thousand five hundred (112,500) profit participation certificates of class A and twenty-one thousand seven hundred thirty-seven (21,737) profit participation certificates of class B) which are being sold by Gilde, Dirk Battig, Dirk Van den Borre, Adamo Pia and Christophe Marque to the Purchaser under the Agreement, as referred to in Clause 2.1.

“Real Property” means the real property (“onroerende goederen” / “biens immobiliers”) including but not limited to all buildings and structures thereon listed in Annex 10, 7.1.1.

“Related Individual” means, with respect to a particular individual, (i) the individual’s spouse, (ii) any other natural person who is related to the individual’s spouse within the second degree, and (iii) any other natural person who resides with such individual.

“Representations” means the representations made by the Sellers to the Purchaser pursuant to Schedule 10.

“Securities” means the Shares and the Profit Certificates, taken together.

“Sellers” has the meaning set out in the preliminary section to the Agreement.

“Sellers’ Agent Bank Account” means the third-party account (“derdenrekening” / “compte tiers”) of the Sellers’ legal advisor, being Stibbe CVBA, with number IBAN BE62 3100 0159 8061 BIC BBRUBEBB.

“Sellers’ Closing Obligations” means the obligations to be fulfilled by the Sellers on the Closing Date, as set out in Clause 6.2.

“Sellers’ Covenants” means the undertakings of the Sellers as set out in Clauses 8.2 and 8.3.

“Sellers’ Representative” has the meaning set out in Clause 17.3.4.

“Shares” means the eleven thousand (11,000) shares (of which three thousand nine hundred ninety-nine (3,999) shares of class A and seven thousand and one (7,001) shares of class B) in the Company which are being sold by the Sellers to the Purchaser under the Agreement, as referred to in Clause 2.1.

“Schedule” designates a schedule to the Agreement.

“Software” means computer software.

“Source Code” means, in relation to any Software, a version of that Software in the language in which it was programmed (including all programmers’ comments) together with all related manuals, documentation, working papers, diagrams, charts, data and other information, if any, in an accessible and readable format necessary or reasonably desirable to enable a reasonably skilled programmer to understand, modify, correct, maintain, support and replicate the software without the assistance of a third party.

“Staff” means all the employees and workers employed by the Company and its Subsidiaries.

“Stereo Gas Philippines” has the meaning set out in the recital (C) of the Agreement.

“Stereo Pte Ltd” has the meaning set out in the recital (C) of the Agreement.

“Stereo Pty Ltd” has the meaning set out in the recital (C) of the Agreement.

“Stereo Sdn Bhd” has the meaning set out in the recital (C) of the Agreement.

“Subsidiaries” means the Company’s subsidiaries, the details of which are set out in Schedule 1.1.1(iv).

“Subsidiaries’ Annual Accounts” means Chemogas’ audited annual accounts for the financial year ending December 31, 2018, Stereo Sdn Bhd’s audited annual accounts for the financial year ending December 31, 2018, Stereo Gas Philippines’ annual accounts for the financial year ending December 31, 2018, Stereo Pte Ltd’s audited annual accounts for the financial year December 31, 2018, and Stereo Pty Ltd’s annual accounts for the financial year ending December 31, 2018.

 “Taxes” means all taxes, regardless their denomination, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, registration taxes, real estate and personal property taxes, VAT, social security contributions, “parafiscal” charges, custom duties, withholding taxes, environmental taxes and local taxes.

“Tax Authority” means the appropriate tax administrator or any other Authority empowered to impose, collect or assess Taxes owed by the Purchaser or the Sellers (including, but not limited to customs authorities).

“Third Party Claim” has the meaning set out in Clause 14.2.

“Transaction” has the meaning set out in the recital (D) of the Agreement.

“W&I Amount” has the meaning set out in Clause 5.2.

“W&I Insurance” has the meaning set out in Clause 5.1.

1.1.2
Whenever a Representation is made “to the Sellers’ knowledge” or is qualified by any similar expression, reference is made to the knowledge of any of the Sellers, provided that the Sellers shall be deemed:

(i)
to have made due and careful inquiries about facts stated in such Representation, with the assistance (as the case may be) of any knowledgeable person within the Company or the relevant Subsidiary, before making such a Representation; and

(ii)
to have knowledge of any Breach of Representations if any of the Directors of the Company or any of the Directors of the relevant Subsidiary has knowledge of such Breach at the date of the Agreement or at the Closing Date.

1.1.3
For all purposes under the Agreement (and not only for the purposes of the Seller’s Representations), a legal entity (including any of the Parties as applicable) shall be deemed to have knowledge of a particular fact if any of its Directors has knowledge of that fact.

1.2	Interpretation

1.2.1	The titles and headings included in the Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of the Agreement.

1.2.2	The Schedules form an integral part of the Agreement and any reference to the Agreement includes the Schedules and vice versa.

1.2.3
The original version of the Agreement has been drafted in English. Should the Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of the Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.4	In Clause 12 (Indemnification), the Parties intend to refer to the Belgian legal concept of “vrijwaring” / “garantie”.

1.2.5
When using the expressions “shall use its best efforts” or “shall use its best endeavors” (or any similar expression or any derivation thereof) in the Agreement, the Parties intend to refer to the Belgian legal concept of “middelenverbintenis” / “obligation de moyens”.

1.2.6
When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of “sterkmaking” / “porte-fort”.

1.2.7
The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, ’herewith” and words of similar import shall refer to the Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.8	The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.2.9
All periods of time set out in the Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is a Saturday, a Sunday or a bank holiday in Belgium, the expiration date shall be postponed until the next business day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) / (“van de zoveelste tot de dag vóór de zoveelste” / “de quantième à veille de quantième”).

1.2.10	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2	Sale and Purchase of the Securities

2.1	The Securities

2.1.1	Subject to terms and conditions of the Agreement (including in particular the conditions precedent set out in Clause 4), each of the Sellers hereby sells to the

Purchaser such number of Securities as is set out in Clause 2.1.2, and the Purchaser hereby purchases the Securities from the Sellers.

2.1.2	The Securities sold to the Purchaser pursuant to the Agreement are divided as follows:

(i)
six thousand nine hundred seventy-eight (6,808) registered Shares of class B, and one hundred and three thousand two hundred forty-three (103,243) registered Profit Certificates of class A, owned by Gilde;

(ii)	nine hundred ninety-seven (997) registered Shares of class A, and three thousand eight hundred thirty (3,830) registered Profit Certificates of class A, owned by Dirk Battig;

(iii)	nine hundred ninety-seven (997) registered Shares of class A, and three thousand eight hundred thirty (3,830) registered Profit Certificates of class A, owned by Dirk Van den Borre;

(iv)	five hundred thirty-two (502) registered Shares of class A, owned by Eric Matthijs;

(v)	nine hundred ninety-seven (997) registered Shares of class A, and twenty-one thousand seven hundred thirty-seven (21,737) registered Profit Certificates of class B, owned by Christophe Marque;

(vi)	three hundred thirty-two (332) registered Shares of class A, and one thousand five hundred ninety-seven (1,597) registered Profit Certificates of class A, owned by Adamo Pia;

(vii)	three hundred thirty-two (332) registered Shares of class A, owned by Jurgen De Smet; and

(viii)	twelve (12) registered Shares of class A, and twenty-three (23) registered Shares of class B, owned by Sebastien Verwilghen.

2.1.3	The ownership of the Securities shall be transferred to the Purchaser on the Closing Date against payment of the Purchase Price in accordance with Clause 3.2.1.

2.1.4
On the Closing Date, the Purchaser shall acquire the Securities free and clear of all pledges, security interests, usufructs (“vruchtgebruik” / “usufruit”), options, or any other third party rights of any kind.

2.1.5	Except as otherwise set forth herein, the transfer of the risks related to the Securities shall occur on the Closing Date.

2.1.6	The sale contemplated hereunder is indivisible and shall be valid only if it applies to the Securities. No partial enforcement of the Agreement shall be allowed.

2.2	Rights attached to the Securities - Dividends

The Securities shall be sold together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Securities in respect of the financial year ending on December 31, 2018 and the ongoing financial year (starting January 1st, 2019).

3	Purchase Price

3.1	Aggregate Amount

3.1.1
The aggregate amount of the purchase price for the Securities shall be eighty-six million five hundred and twenty thousand five hundred eighty six euro (EUR 86,520,586), to be increased with the incremental daily equity value which shall be calculated as X*Q, whereby:

(i)	X = fourteen thousand euro (EUR 14,000); and

(ii)	Q = the number of calendar days from and including December 31, 2018 to and including the Closing Date,

 (the “Purchase Price”).

3.1.2	The Sellers shall be responsible for allocating the Purchase Price among themselves, in proportion to the respective number of Securities sold by each of them hereunder.

3.1.3
The Purchase Price shall be reduced by (i) the amount of any Leakage other than the Permitted Leakage and (ii) the amount of Taxes which the Company and/or any of Subsidiaries is or would be obliged to pay as a result of the treatment of any Permitted Leakage to PwC, Stibbe CVBA, Ansarada or Marsh SAS as a deductible expense at the level of the Company or any of the Subsidiaries being rejected by the Belgian Tax Authorities.

3.2	Payment of the Purchase Price

3.2.1
Subject to the conditions precedent set out in Clause 4, the Purchaser shall pay the Purchase Price to the Sellers on the Closing Date by wire transfer of immediately available funds (value date the Closing Date) to the Sellers’ Agent Bank Account.

3.2.2	The Purchaser shall only be liable for the payment of the Purchase Price in accordance with the Agreement and shall have no liability for the actual allocation of the Purchase Price among the Sellers.

3.2.3
In case of Leakage other than a Permitted Leakage, the Sellers shall pay to the Purchaser (the Purchaser acting for itself and as agent for the Company and the Subsidiaries) an amount equal (on a euro-for-euro basis) to the amount of the Leakage on an after-Tax basis, within a time period of twenty-one (21) days after the earlier of (i) the agreement between the Purchaser and the relevant Seller(s) on the occurrence and the amount of the Leakage, or (ii) the relevant Seller(s) not delivering a notice of objection within ten (10) days after notification by the Purchaser of the occurrence and the amount of such Leakage. For the purposes of this Clause 3.2.3, an “after-Tax basis” shall mean the amount of each Leakage item minus the amount of the recoverable VAT in respect of such Leakage item and minus an amount equal to the portion of the Leakage item, identified as actually deductible for corporate income tax purposes multiplied by the corporate Tax rate prevailing at the time of such claim for the tax year in which such claim is made. Any payment by the Sellers in accordance with this Clause 3.2.3 shall constitute a reduction of the Purchase Price.

3.2.4	In the event that the Belgian Tax Authorities reject any Permitted Leakage to PwC, Stibbe CVBA, Ansarada or Marsh SAS as a deductible expense at the level of the

Company or any of the Subsidiaries, the Sellers shall pay to the Purchaser (the Purchaser acting for itself and as agent for the Company and the Subsidiaries) an amount equal (on a euro-for-euro basis) to the amount of Taxes the Company or any of the Subsidiaries is or would be obliged to pay as a result of such rejection, within a time period of twenty-one (21) days after the Purchaser has delivered written proof of the position adopted by the Belgian Tax Authorities in this respect, it being understood that the Sellers may direct the Company or any of the Subsidiaries to challenge and/or appeal against any such rejection at the Sellers’ cost and expense. Any payment by the Sellers in accordance with this Clause 3.2.4shall constitute a reduction of the Purchase Price. If and to the extent the Company’s or any of the Subsidiaries’ challenge or appeal of the Belgian Tax Authority’s position is successful, the Tax decrease resulting from this challenge or appeal shall be refunded by the Purchaser to the Sellers, after deduction of all defense costs and expenses borne by the Company or any of the Subsidiaries.

3.2.5
In case of any amount, cost and/or expense being incurred by the Company or any of the Subsidiaries or the Purchaser, other than those referred to in item (iii) of the definition of Permitted Leakage, which are related to the Transaction and due to PwC, Stibbe CVBA, Ansarada, Marsh SAS or any other service provider engaged by the Company and/or any of the Subsidiaries, the Sellers shall pay to the Purchaser (the Purchaser acting for itself and as agent for the Company and the Subsidiaries) an amount equal (on a euro-for-euro basis) to the amount of said amount, cost and/or expense, within a time period of twenty-one (21) days after said amount, cost and/or expense being incurred by the Company and/or the Subsidiaries. Any payment by the Sellers in accordance with this Clause 3.2.5 shall constitute a reduction of the Purchase Price.

3.2.6	Without prejudice to the other provisions of the Agreement, no Seller shall be liable for a Leakage payment towards another Seller.

4	Conditions Precedent

4.1	General Principles

The obligations of the Purchaser to purchase the Securities from the Sellers, and to pay the Purchase Price as set out in Clause 2 and Clause 3, and the obligation of the Sellers to sell the Securities to the Purchaser as set out in Clause 2 are subject to the satisfaction, on or before May 31, 2019 or such other later date as the Parties may agree, of each of the following conditions precedent:

4.1.1
The Parties shall either (i) have obtained an opinion issued by the Costa Rican Commission to Promote Competition (“COPROCOM”) (in response to the request for an opinion filed on April 8, 2019) in which it is confirmed that, pursuant to Article 16.2 of the Costa Rican Law for the promotion of competition and the consumer protection, the proposed concentration is below the notification thresholds, and therefore, the Parties do not have the obligation to notify and obtain authorization from COPROCOM to be able to complete the Transaction; or (ii) have obtained COPROCOM’s consent to complete the Transaction provided that this consent does not entail any condition or Encumbrance; and

4.1.2	There shall not be in effect any law or order and there shall not be pending in court any legal or administrative proceeding initiated by a third party (and thus not by any of the Parties, or any of their Related Individuals or Affiliated Companies) challenging the Transaction or prohibiting it (or making it illegal).

4.2	Best Efforts Concerning the Satisfaction of the Conditions Precedent

Each of the Parties shall use its best efforts to ensure the due satisfaction of the conditions precedent set out in Clause 4.1.1 as soon as possible.

4.3	Non-Satisfaction and Waiver

4.3.1	The Parties may at any time agree (in writing) to waive in whole or in part the conditions precedent set out in Clause 4.1.1.

4.3.2
If any of the conditions precedent set out in Clause 4.1.1 is not satisfied on the date specified in Clause 4.1 and the Parties did not waive them in the meantime, the Agreement shall, in accordance with Clause 16, automatically terminate on that date.

5	W&I Insurance

5.1.
The Parties acknowledge and agree that the Purchaser has taken out a warranty and indemnity insurance in relation to the Representations included in the Agreement, pursuant to the insurance policy attached as Schedule 5.1 (the “W&I Insurance”).

5.2.
The Parties acknowledge and agree that any and all costs and expenses in relation to taking out the W&I Insurance by the Purchaser, including payment of any premiums under the W&I Insurance or any Tax due in connection with the W&I Insurance, will be borne in full by the Purchaser. On the Closing Date, such premiums and any other relevant (Tax) costs and expenses in relation to taking out the W&I Insurance, being an amount of two hundred and nine thousand one hundred fifty eight euro (EUR 209,158) (the “W&I Amount”), shall be paid by the Purchaser in accordance with Clause 6.3.4.

5.3.
The Parties hereby expressly acknowledge and agree that any risk as to the validity or the enforceability of the W&I Insurance shall exclusively be borne by the Purchaser. Any risk as to the insolvency or bankruptcy of the Insurer shall exclusively be borne by the Sellers.

5.4.
The Parties acknowledge and agree that if a matter which has given rise to a Claim is covered (in whole) by the W&I Insurance and the Insurer has determined its position within thirty (30) business days (as defined in the W&I Insurance) after having received all required information, by acknowledging cover for the loss claimed for or that the retention has been eroded in accordance with clause 5.4. of the W&I Insurance, the Purchaser shall not exercise any recourse against the Sellers with respect to such Claim.

5.5.
The Parties acknowledge and agree that the Sellers will indemnify the Purchaser in accordance with the Agreement (and subject to any limitations set out herein) for any Loss suffered by the Purchaser or the Company or any of the Subsidiaries resulting from a Breach of any of the Representations (i) which would not be covered by the W&I Insurance, or (ii) which would not be recoverable thereunder, it being understood that if the W&I Insurance would be partially excluding the Breach, the Sellers shall indemnify the Purchaser or the Company or any of the Subsidiaries for the Loss which has been excluded from the coverage of the W&I Insurance, or (iii) for which the Insurer has either denied cover for the Loss claimed or not determined its position within thirty (30) business days (as defined in the W&I Insurance) after having received all required information in accordance with clause 5.4. of the W&I Insurance; in each case subject to the terms and conditions (in particular, the limitations) set forth in the Agreement.

5.6.
If the Purchaser does not have any recourse against the Sellers with respect to a liability of the Sellers for a Claim in accordance with Clause 5.3, the provisions of Clause 14 shall not be applicable with respect to such Claim it being understood that in such case the Purchaser must keep the Sellers promptly informed of the progress of the Purchaser’s claim under the W&I Insurance and provide the Sellers with copies of all relevant documents and such other information in the Purchaser’s possession or in the possession of the Company or any of the Subsidiaries as may be requested by the Sellers.

5.7.
The Parties acknowledge and agree that the maximum aggregate liability of the Sellers in respect of all Claims – as set forth in Clause 13.4 – shall be decreased with the amount actually recovered by the Purchaser under the W&I Insurance in relation to any such Claims.

5.8.
The W&I Insurance shall provide for – and shall at no time be amended to omit or otherwise prevent – the express waiver and release of all of the Insurer’s rights of subrogation (as well as any similar or equivalent rights) against the Sellers, or any of their Affiliated Companies or Related Individuals (who are hereby irrevocably considered to be third party beneficiaries pursuant to article 1121 of the Civil Code (“beding ten behoeve van een derde” / “stipulation pour autrui”) for the purposes of this Clause 5.8), with the exception in case of fraud or willful misconduct (“bedrog” / “dol”) (as defined in the W&I Insurance).

6	Closing

6.1	Date and Place

The transfer of ownership of the Securities to the Purchaser (the “Closing”) shall take place at the offices of Stibbe CVBA, located at Loksumstraat 25, 1000 Brussels, Belgium at the latest ten (10) days following the satisfaction or waiver (in accordance with Clause 4.3.1) of the condition precedent as set out in Clause 4.1.1 (the “Closing Date”) or at such other place or on such other date as may be agreed between the Parties.

6.2	Sellers’ Closing Obligations

On the Closing Date, the Sellers shall do all of the following (the “Sellers’ Closing Obligations”):

6.2.1
each Seller or a duly authorized attorney-in-fact of each Seller shall record the transfer of the Securities owned by that Seller to the Purchaser in the Company’s share register and profit participation certificate register, and shall sign the Company’s share register and profit participation certificate register to that effect;

6.2.2	the Sellers shall deliver to the Purchaser:

(i)	written proof of the fact that all indebtedness owed by the Sellers, or any of their Affiliated Companies or Related Individuals, to the Company and the Subsidiaries has been paid in full;

(ii)
written proof of the fact that all guarantees and security interests given by the Company or any of the Subsidiaries in respect of any liability of any Seller or any Affiliated Company or Related Individual of any Seller have been fully released by the beneficiaries of such guarantees or security interests;

(iii)	a receipt for the Purchase Price in the form attached as Schedule 6.2.2(iii);

(iv)	an executed copy of the management agreements as referred to in Clauses 7.2.1 to 7.2.6;

(v)	the letters of resignation of the Company’s and Chemogas’ directors in accordance with Clause 8.4;

(vi)
the required documents in order to revoke the powers of all the persons who hold a banking power or any other signature power or have access to the safety deposit box of the Company and/or the Subsidiaries or hold any power of attorney from the Company and/or the Subsidiaries;

(vii)	the signed consent letter, the content of which appears essentially in the draft attached as Schedule (vii);

(viii)	the written confirmation that all the conditions precedent as referred to in Clause 4 have been fulfilled (if not waived by the Purchaser in accordance with Clause 4.3.1);

(ix)	a copy of the Locked Box Accounts;

(x)	written proof of the fact that all indebtedness owed by the Company and/or the Subsidiaries to any Seller or any Affiliated Company or Related Individual of any Seller has been paid in full;

(xi)
written proof of the fact that all guarantees and security interests given by any Seller or any Affiliated Company or Related Individual of any Seller in respect of the Company’s and/or the Subsidiaries’ business or assets have been fully released by the beneficiaries of such guarantees or security interests;

(xii)
a certified copy of the minutes of the annual general assembly of the shareholders of the Company respectively of each of the Subsidiaries approving the Annual Accounts, respectively each of the Subsidiaries’ Annual Accounts; and

(xiii)
a pay-off letter with respect to the BNP Paribas Fortis loans and/or credit lines as referred to in Clause 8.6.1 and the written proof of the irrevocable release of all securities as referred to in Clause 8.6.2, all in form and substance reasonably satisfactory to the Purchaser.

6.3	Purchaser’s Closing Obligations

On the Closing Date, the Purchaser shall do all of the following (the “Purchaser’s Closing Obligations”):

6.3.1	the Purchaser shall pay the Purchase Price to the Sellers, in accordance with Clause 3.2;

6.3.2
the Purchaser or a duly authorized attorney-in fact of the Purchaser shall sign the Company’s share register and profit participation certificate register to accept transfer of the Securities from the Sellers;

6.3.3
the Purchaser shall deliver to the Sellers the written confirmation that all the conditions precedent as referred to in Clause 4 will have been fulfilled (if not waived by the Purchaser in accordance with Clause 4.3.1);

6.3.4
the Purchaser shall deliver to the Sellers written proof of the fact that it has paid the W&I Amount to two hundred and nine thousand one hundred fifty eight euro (EUR 209,158), in accordance with Clause 5.2;

6.3.5	the Purchaser shall deliver to the Sellers the executed W&I Insurance, pursuant to Clause 5.1; and

6.3.6	the Purchaser shall deliver to the Sellers the written proof of the fact that it has repaid the BNP Paribas Fortis loans and/or credit lines, in accordance with Clause 8.6.1.

6.4	Waiver of Closing Obligations

6.4.1	The Purchaser may at any time waive some or all of the Sellers’ Closing Obligations.

6.4.2	The Sellers may at any time waive some or all of the Purchaser’s Closing Obligations.

6.5	Breach of Closing Obligations

6.5.1	The effectiveness of each of the Purchaser’s Closing Obligations is conditional upon the fulfilment of all of the Sellers’ Closing Obligations and vice versa.

6.5.2
If a Party fails to comply with any of its Closing Obligations, then all Closing Obligations that have already been fulfilled shall be deemed null and void and any non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(i)	to effect the Closing so far as practicable having regard to the defaults which have occurred;

(ii)	to waive some or all of the breaching Party’s Closing Obligations; or

(iii)	to fix a new date for the Closing (not being more than fifteen (15) days after the agreed Closing Date) but provided that such deferral may only occur once.

7	Undertakings of all Parties prior to the Closing Date

7.1	Filings with Public Authorities

7.1.1
As soon as practicable after the date of the Agreement, the Purchaser shall comply with all the public authority filing and notification formalities required for the satisfaction of the conditions precedent set out in Clause 4, and shall comply with all other formalities required in order to consummate the transactions contemplated in the Agreement and the Sellers shall cause the Company to provide all assistance necessary for such formalities.

7.1.2	The Parties shall consult with each other in so far as is reasonably practicable before making such filings and notifications or complying with all requests from any public authority.

7.2	Other Agreements

On the Closing Date, the concerned Parties shall execute or shall cause the Company and Stereo Sdn Bhd to execute the following agreements:

7.2.1
Addendum to the management agreement between the Company and Elbaco BVBA, a company organized and existing under the laws of Belgium, having its registered office at P.I. Taymansstraat 14, box 1.02, 3090 Overijse (Belgium), and registered with the Register of Legal Entities (Brussels) under the number 0453.613.966 (hereinafter referred to as “Elbaco”) in the form of the draft attached as Schedule 7.2.1;

7.2.2	Addendum to the agreement between the Company and Adamo Pia in the form of the draft attached as Schedule 7.2.2;

7.2.3	Addendum to the agreement between the Company and Dirk Van den Borre in the form of the draft attached as Schedule 7.2.3;

7.2.4	Addendum to the agreement between the Company and Eric Matthijs in the form of the draft attached as Schedule 7.2.4;

7.2.5	Addendum to the agreement between the Company and Jurgen De Smet in the form of the draft attached as Schedule 7.2.5; and

7.2.6	Addendum to the agreement between the Company and Sébastien Verwilghen in the form of the draft attached as Schedule 7.2.6.

8	Undertakings of the Sellers prior to the Closing Date

8.1	Collaboration

Between the date of the Agreement and the Closing Date, the Sellers shall collaborate fully with the Purchaser and shall use their best efforts so that the Company’s and the Subsidiaries’ management and employees collaborate fully with the Purchaser in order to prepare and facilitate the change of control over the Company and the Subsidiaries and the Company’s and the Subsidiaries’ subsequent integration into the Purchaser’s group.

8.2	Operation of the Company’s and the Subsidiaries’ Business

8.2.1	Between the date of the Agreement and the Closing Date, the Sellers shall use their best efforts to preserve the Company’s and Subsidiaries’ business as a going concern.

8.2.2
Between the date of the Agreement and the Closing Date, the Sellers shall notify the Purchaser promptly upon becoming aware of the loss by the Company or the Subsidiaries of any major customer or supplier; for these purposes, a major customer or supplier means one which in either of the last two completed financial years accounted for 5% or more (in case of a customer) of the turnover of the Company or one of the concerned Subsidiaries or (in the case of a supplier) of the goods, services or equipment supplied to the Company or one of the concerned Subsidiaries.

8.2.3
The Sellers agree and undertake that, between the date of the Agreement and the Closing Date, no dividend for the financial year ending on December 31, 2018 and the ongoing financial year (starting on January 1st, 2019) will be allocated by the Company.

8.3	Restrictions on the Sellers, the Company and the Subsidiaries

8.3.1
Except as expressly provided by the Agreement, as from the date of the Agreement and until the Closing Date, the Sellers shall use their best efforts to ensure that the Company and the Subsidiaries shall:

(i)	operate their business only in the usual, regular and ordinary manner, including, but not limited to, that the Company and the Subsidiaries:

(a)	preserve intact the current organization of the businesses;

(b)	keep the availability of the services offered by their current officers and current Staff, except in the ordinary course of business consistent with past practice; and

(c)	preserve their current relationship with customers, licensers, suppliers and other operators existing on the date of the Agreement;

(ii)	not postpone investments or purchases as compared to the ordinary course of business consistent with past practice;

(iii)	maintain all of their properties in customary repair, order and conditions existing at the date of the Agreement, subject to ordinary wear and tear;

(iv)
maintain their books, accounts and records in the usual and ordinary manner and comply with all laws applicable and to the conduct of their businesses and perform all of their obligations without default; and

(v)	make appropriate (pre-)payments for Taxes where required.

8.3.2
Between the date of the Agreement and the Closing Date, the Sellers agree and undertake not to approve, and shall use their best efforts so that the Company and/or the Subsidiaries shall not approve, any of the following resolutions at any shareholders’ meeting of the Company and/or the Subsidiaries, without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)	declaring any dividend or director’s fees (“tantièmes”);

(ii)	increasing or decreasing the Company’s or any of the Subsidiaries’ share capital, or making any other amendment to the Company’s or the Subsidiaries’ articles of association;

(iii)	approving the contribution or the sale by the Company and/or the Subsidiaries of their business as a whole (“algemeenheid” / “universalité”) or any division (“bedrijfstak” / “branche d’activité”); or

(iv)	winding up, merging or splitting up the Company or the Subsidiaries.

8.3.3
Between the date of the Agreement and the Closing Date, the Sellers shall agree and undertake that the Company and the Subsidiaries (acting through their respective board of directors or, as the case may be, the person in charge of daily management or any attorney-in-fact) shall not do any of the following without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), except within the Ordinary Course of Business:

(i)	relocate the registered office of the Company or the Subsidiaries;

(ii)	open, relocate or close down any place of business in their respective country or any branch office, representative office or permanent establishment abroad;

(iii)	increase the Company’s or the Subsidiaries’ share capital through, as far as applicable, the authorized capital procedure (“toegestaan kapitaal” / “capital autorisé”);

(iv)	enter into, amend or terminate any joint venture, partnership, profit sharing or any similar agreement or arrangement;

(v)	dispose of (in any manner whatsoever) all or part of the shares the Company or the Subsidiaries own in any Affiliated Company;

(vi)	acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

(vii)	acquire or assign (in any manner whatsoever) any real estate of the Company and the Subsidiaries;

(viii)	amend the valuation rules, or the accounting policy or the accounting practices or the Accounting Principles of the Company or of any of the Subsidiaries;

(ix)	create any security or personal security (including as guarantor) to guarantee third parties’ obligations;

(x)	enter into a loan, cash advance or any other funding;

(xi)	acquire any branch of activity or assign (in any manner whatsoever) any branch of activity of the Company or the Subsidiaries;

(xii)	acquire or dispose of (in any manner whatsoever) any asset with a value in excess of EUR 25,000;

(xiii)	create any Encumbrance or any other security interest on any of its assets;

(xiv)	enter into, amend or terminate any lease agreement regarding the real estate owned by the Company and the Subsidiaries;

(xv)	enter into, amend or terminate any distribution agreement, agency agreement, concession agreement, license agreement or any similar agreement;

(xvi)	dismiss any member of its management, or any other key employee whose names are listed in Schedule 8.3.3 (xvi), other than for serious cause (“dringende reden” / “motif grave”);

(xvii)	recruit any new Staff;

(xviii)
 grant any increase of remuneration (of any nature whatsoever) and/or any bonus, additional remuneration, indemnity, advantage, to any of the Staff in excess of what is provided for in their employment/work agreement or any applicable collective bargaining agreement;

(xix)
pay any management fees or any other compensation (including any bonus) to the Sellers (apart from the payment of (a) the management fees and other forms of usual remuneration or reimbursements in accordance with the existing management agreements entered into by the Company (and/or any of the Subsidiaries) and the respective Sellers (i.e. the management agreement dated July 7, 2016 concluded between Elbaco and the Company; the management agreement dated February 27, 2018 concluded between Christophe Marque and Stereo Sdn Bhd; the service agreement dated December 23, 2016 concluded between the Company and Adamo Pia; the service agreement dated December 23, 2016, concluded between the Company and Dirk Van den Borre; the service agreement dated December 23, 2016, concluded between the Company and Eric Matthijs; the service agreement dated December 23, 2016, concluded between the Company and Jurgen De Smet; and the service agreement dated December 20, 2018, concluded between the Company and Sebastien Verwilghen) and (b) the director fee to Christophe Marque as director of any of the Subsidiaries in line with past practice);

(xx)	fail to maintain into force and to the same level the same types of insurance policies as the ones in force on the date of the Agreement;

(xxi)
assign (in any manner whatsoever) any tangible or intangible asset of the Company or one of the Subsidiaries, including any intellectual property right or industrial right, having a total value in excess of EUR 25,000;

(xxii)	transfer any commercial name, domain name, website, phone or fax number of the Company or of any of the Subsidiaries;

(xxiii)	incur any expenditure for the Company or any of the Subsidiaries in excess of EUR 25,000;

(xxiv)	proceed or commit to proceed to any Leakage other than the Permitted Leakage;

(xxv)	waive or desist of any right or claim of the Company or any of the Subsidiaries with a value in excess of EUR 25,000;

(xxvi)	institute any legal or arbitration proceedings against any third parties, or settle any litigation in which the Company or one of the Subsidiaries is involved as a plaintiff or a defendant;

(xxvii)	any payment by the Company or any of the Subsidiaries for goods or services for an amount in excess of EUR 25,000; or

(xxviii)	enter into any agreement or commitment to do any of the above.

8.4	Resignation of the Directors

The Sellers shall procure that the Company’s and Chemogas’ directors whose names are set out in Schedule 8.4 (i), shall resign from their position as director as of the Closing Date and shall execute a letter of resignation, substantially in the form of the draft attached as Schedule 8.4 (ii), on or before the Closing Date. The Sellers shall procure that, at the time of their resignation, the Company’s and Chemogas’ directors shall, without prejudice to any rights and claims pursuant to any employment or management agreement entered into between the Company (and/or any of the Subsidiaries) and the respective resigning director, renounce to any claim against the Company and Chemogas in relation to the exercise and termination of their mandate as director.

8.5	Convening of a Shareholders’ Meeting of the Company and of the Subsidiaries

8.5.1	The Sellers shall procure that a shareholders’ meeting of the Company and of Chemogas shall be convened on the Closing Date with at least the below-

mentioned agenda items and shall at least adopt resolutions approving each of the following items:

(i)	for the Company:

(a)	resignation of each of Mr. Dirk Van Den Borre, Gilde Equity Management (GEM) Benelux Partners BV, and VéDéWé Consult Comm. V as a director;

(b)	appointment of each of Mr. Theodore L. Harris and Mr. C. Martin Bengtsson as a director;

(c)	remuneration of the directors;

(d)	granting of a power of attorney to proceed with the administrative and publication formalities.

(ii)	for Chemogas:

(a)	resignation of VéDéWé Consult Comm. V. as director;

(b)	appointment of each of Mr. Theodore L. Harris and Mr. C. Martin Bengtsson as director;

(c)	remuneration of the directors;

(d)	granting of a power of attorney to proceed with the administrative and publication formalities.

8.6	Loans and related securities

8.6.1
The Sellers shall cause that the Company and the relevant Subsidiaries irrevocably end all transactions and agreements concluded by the Company and/or any of the Subsidiaries with BNP Paribas Fortis (and any other related entity), which relate to loans and/or the opening of credit lines to the benefit of one or more of the Company or any of the Subsidiaries, at the latest on the Closing Date, at no cost and without any unpaid or residual liabilities for the Company or any of the Subsidiaries, so that the Company and the Subsidiaries shall no longer be held of any obligation resulting from those transactions and agreements.

This concerns among others the following transactions and agreements entered into between Chemogas as borrower and BNP Paribas Fortis as credit provider, without this list being exhaustive:

(i)	a roll over facility dated July 7, 2016 in the amount of EUR 1,400,000;

(ii)	a roll over facility dated July 7, 2016 in the amount of EUR 2,600,000;

(iii)	a roll over facility dated July 7, 2016 in the amount of EUR 2,800,000;

(iv)	a roll over facility dated July 7, 2016 in the amount of EUR 7,400,000;

(v)	a roll over facility dated July 7, 2016 in the amount of EUR 800,000; and

(vi)	a revolving credit agreement sine die, in the amount of EUR 1,000,000.

The Sellers shall cause that the Company and the relevant Subsidiaries reduce the mixed facility agreement in the amount of EUR 2,500,000 to an amount of EUR 500,000.

8.6.2
The Sellers shall cause that the Company and the relevant Subsidiaries to irrevocably put an end to and obtain the irrevocable release of all securities conceded by the Company or the Subsidiaries in the frame of the loans and/or opening of the credit lines granted by BNP Paribas Fortis (and any other related entity), and this at the latest on the Closing Date, at no cost and without any unpaid or residual liabilities for the Company or any of the Subsidiaries, so that the Company and the Subsidiaries shall no longer be held of any obligation resulting from those securities.

This concerns among others the following securities, without this list being exhaustive:

(i)	the mortgage mandate for an amount of EUR 3,850,000 in principle and incidental charges on all real estate owned by Chemogas;

(ii)	the pledge on the business of Chemogas for an amount of EUR 27,500 in principle and incidental charges, registered on August 29th 2016;

(iii)	the pledge mandate on the business of Chemogas for an amount of EUR 13,392,500 in principle and incidental charges;

(iv)	the corporate guarantee issued by the Company; and

(v)	the pledge on one hundred percent (100%) of the issued share capital of Chemogas.

9	Undertakings of the Purchaser on to the Closing Date

9.1.	The Purchaser shall reimburse the BNP Paribas Fortis loans and/or credit lines as listed under Clause 8.6.1, and this at the latest on the Closing Date.

10	Sellers’ Representations

10.1	General Principles

10.1.1	The Sellers make to the Purchaser the representations set out in Schedule 10 (the “Representations”) as at the date of the Agreement.

10.1.2
In case of any actions resulting from willful misconduct (“bedrog” / “dol”), the Representations have had a conclusive effect (“een doorslaggevende invloed” / “un caractère determinant”) on the Purchaser’s decision to purchase the Shares and to enter into the Agreement.

10.1.3	Each of the Representations shall be separate and independent and shall not be limited by reference to any other provision of Schedule 10.

10.2	Reservations or Exceptions Restricting the Scope of the Representations

The contents and scope of any Representation shall be limited only by:

10.2.1	those matters which are set out in the Clause containing that Representation;

10.2.2	the reservations or exceptions mentioned in the text of the concerned Representation;

10.2.3	the information contained in any Annex to the Representations;

10.2.4	the information and data publicly available via the Annexes to the Belgian Official Gazette, the National Bank of Belgium, the Crossroads Bank for Enterprises, and the seizure register; and

10.2.5	the information that has been Fairly Disclosed in the Data Room.

10.3	Notification by the Sellers of Breaches of Representations

If after the date of the Agreement and before the Closing Date:

(i)	any Seller shall become aware that there was a Breach of Representations on the date of the Agreement; or

(ii)	any event shall occur or any matter shall arise of which any Seller becomes aware which results or can reasonably be expected to result in a Breach of Representations on the Closing Date;

the said Seller(s) shall notify the Purchaser promptly (but not later than the Closing Date) setting out all details that are available to them and the Seller(s) shall make any investigation concerning the event or matter, at their own cost, as the Purchaser may reasonably require.

10.4	Updating of Representations to Closing

The Sellers warrant to the Purchaser that the Representations shall be true and accurate on the Closing Date, as if they had been repeated on that date.

10.5	No knowledge of the Purchaser of any Breach of Representations

10.5.1
The Purchaser’s right to make a Claim against the Sellers shall not be affected by the fact that the events, matters or circumstances giving rise to such a Claim were known by the Purchaser and/or any of its lawyers, auditors or other professional advisors prior to the date of the Agreement. It being understood that any events, matters or circumstances that had been Fairly Disclosed in the Data Room shall limit the content and scope of any Representation, so that the Buyer may not bring a Claim in respect of any such event, matter or circumstance.

10.5.2	Without prejudice to Clause 10.5.1, the Purchaser acknowledges that it has no actual knowledge of any Breach of Representations on the date of the Agreement.

11	Purchaser’s Representations

11.1.	The Purchaser makes to the Sellers the representations set out in Schedule 11 as at the date of the Agreement.

11.2.	The Purchaser warrants to the Sellers that such representations shall be true and accurate on the Closing Date, as if they had been repeated on that date.

12	Indemnification

12.1	General Principle

The Sellers agree and undertake to indemnify the Purchaser or, if the Purchaser so chooses, the Company or any of the Subsidiaries (a “Beneficiary” and together with the Purchaser, the “Beneficiaries”) for any Loss incurred by the Company or any of the Subsidiaries or the Purchaser, arising from any Breach of Representations and/or breach of the Sellers’ Covenants, i.e. any Loss incurred by the Company or any of the Subsidiaries or the Purchaser, which would not have been incurred by them if the Representations had been true, accurate and not misleading, or if there had been no breach of the Sellers’ Covenants. For the sake of clarity, the amount of such Loss shall be calculated in accordance with Belgian law.

12.2	Indemnification in respect of Specific Matters

The Sellers jointly and severally (“hoofdelijk en ondeelbaar” / “solidairement et indivisiblement”) undertake to indemnify the Beneficiary for any Loss incurred by the Company or any of the Subsidiaries, or the Purchaser resulting or arising from:

(i)
any obligation for Chemogas with respect to the investigation, management or clean-up of soil or ground water pollution as a consequence of OBO 2019 (i.e. the first mandatory periodical orientative soil investigations (“oriënterend bodemonderzoek”) carried out in conformity with the Flemish Decree on the clean-up and the protections of the soil of October 26, 2016 on the Real Property and the Leasehold Property after the Date of the Agreement, and any further investigation, clean-up or protection duties resulting from or arising out such orientative soil investigations). The present obligation of indemnification of the Sellers will end for each Real Property and Leasehold Property individually, six (6) months upon notification to Chemogas of the final and definitive decision of the competent authority with respect to the investigation, management or clean-up of soil or ground water pollution as a consequence of OBO 2019;

(ii)
any overdue rental fees linked to the supply contract concluded between Chemogas NV and BASF on February 13, 2013 for the period prior to the Closing Date (to the extent that a claim would be made by BASF in this regard) up to a maximum amount of two hundred fifty thousand euro (EUR 250,000). The present obligation of indemnification of the Sellers will end thirty (30) months after the Closing Date;

(iii)
any decision taken by a Belgian Authority in respect of the export by Chemogas of ethylene oxide to Israel in breach of the Act of 21 December 1998 on product standards to promote sustainable production and consumption patterns and to protect the environment, public health and workers. The present obligation of indemnification of the Sellers will end thirty (30) months after the Closing Date;

(iv)
any claims, actions and civil, administrative or criminal proceedings initiated by an employee, a managing director, an independent contractor or the administrative or judicial authorities based on the recharacterization of lump sum reimbursements of costs as remuneration or revenues. The present obligation of indemnification of the Sellers will end thirty (30) months after the Closing Date;

(v)
any claims, actions and proceedings initiated by the National Social Security Office based on the recharacterization of lump sum reimbursements of costs as remuneration. The present obligation of indemnification of the Sellers will end thirty (30) months after the Closing Date; and

(vi)
any claims, actions and civil, administrative or criminal proceedings related to the non-compliance with the legislation regarding working time and more specifically overtime. The present obligation of indemnification of the Sellers will end thirty (30) months after the Closing Date, it being understood, for the sake of clarity, that the amount of such Loss shall be calculated in accordance with Belgian law.

12.3	Double Claims

If the same event, matter or circumstances can give rise to a Claim under several provisions of Clause 12, the Beneficiary shall only be indemnified once, but the Purchaser shall have the option, in its absolute discretion, to choose the Clause upon which it is to base its Claim.

12.4	Computation of Losses Incurred by the Purchaser

For the purposes of this Clause 12, any Loss incurred by the Company or any of the Subsidiaries shall be deemed to be incurred by the Purchaser in the same amount. If a multiplier or any other factor or ratio has been used for calculating the Purchase Price, it shall not be used for the computation of any Loss.

12.5	Nature of any Payment to the Purchaser

Any amount paid by the Sellers to the Purchaser under this Clause 12 shall constitute a reduction of the Purchase Price.

12.6	Tax Gross-Up and Tax Savings

12.6.1
If any amount paid under this Clause 12 is subject to any Tax, the amount so payable shall be grossed up by such amount as will ensure that after payment of such Tax there shall be left a sum equal to the amount which would otherwise be payable under this Clause 12, provided however that if the Purchaser elects to designate the Company and/or any of its Subsidiaries as beneficiary of any amount owed by the Sellers under Clause 12, the present Clause 12.6.1 will not have the effect of requiring the Sellers to pay the Company and/or any of its Subsidiaries an amount that is higher than the amount that the Sellers would otherwise have been liable to pay to the Purchaser under Clause 12.

12.6.2
Any amount for which the Sellers would otherwise have paid in respect of any Claim under this Clause 12 shall be reduced by the amount of any Tax savings made by the Company and/or any of its Subsidiaries arising from the matter in respect of which the Claim has been made.

12.6.3
For the purpose of Clause 12.6.1, “Tax saving” means the amount by which any Tax for which the Company or the relevant Subsidiary would otherwise have been liable is actually reduced or extinguished as a result of such matter, provided that such actual Tax savings are made in respect of the taxable period in which the matter occurred or the subsequent taxable period. Accordingly, Clauses 12.6.1, 12.6.3 and 12.6.4 shall not apply if the occurrence of the matter merely results in an increase of the Company’s or the relevant Subsidiary’s tax losses carried forward (“overgedragen fiscale verliezen” / “pertes fiscalement récupérables”).

12.6.4
If the amount of the actual Tax saving is determined after payment by the Sellers of any amount in discharge of the Claim, the Purchaser shall, or shall cause that the Company or the relevant Subsidiary shall, pay to the Sellers an amount equal to the difference between:

(i)	the amount paid by the Sellers to the Purchaser or the Company or the relevant Subsidiary; and

(ii)
the amount that the Purchaser or the Company or the relevant Subsidiary would have received if such actual Tax savings had been taken into account in determining the amount due by the Sellers in accordance with the Clauses 12.6.1, 12.6.3 and 12.6.4.

12.7	No assignment of Purchaser’s rights to any subsequent transferee of the Securities

The Purchaser’s rights under this Clause 12 are personal to the Purchaser and, accordingly, no purchaser or other transferee of all or part of the Securities, other than an Affiliated Company of the Purchaser, shall be entitled to make any Claim against the Sellers, it being understood that the right of an Affiliated Company of the Purchaser to make a Claim against the Sellers shall cease to exist as of the moment at which such entity ceases to be an Affiliated Company of the Purchaser.

13	Limitation of Sellers’ Liability

13.1	Time Limitations

13.1.1	The Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim unless it is given by the Purchaser to the Sellers in accordance with Clause 14.1:

(i)	in the case of any Claim for Breach of the Representations in respect of Capitalization matters as set out in Article 3 of Schedule 10, within the applicable statutes of limitation;

(ii)	in the case of any Claim for Breach of the Representations in respect of Fundamental Representations as set out in Article 1 of Schedule 10, within the applicable statutes of limitation;

(iii)
in the case of any Claim for Breach of the Representations in respect of Tax matters as set out in Article 21 of Schedule 10, within sixty (60) days after the date upon which the right of the tax authorities or any other competent authorities to assess or claim any Taxes in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

(iv)	in the case of any Claim for Breach of Representations in respect of Environmental matters as set out in Article 20 of Schedule 10, within five (5) years following the Closing Date;

(v)	in the case of any other Claim for Breach of Representations, within eighteen (18) months following the Closing Date; and

(vi)	in the case of any Claim for any of the matters set out in Clause 12.2, as specified in Clause 12.2.

13.1.2
In case a claim notice has been made in accordance with clause 5.4. of the W&I Insurance by the Purchaser within the time limitations set out in Clause 13.1.1, for which the Insurer has either denied cover for the Loss claimed or not determined its position within thirty (30) business days (as defined in the W&I Insurance) after having received all required information in accordance with clause 5.4. of the W&I Insurance (the “W&I Insurance Position Period”), the Purchaser may bring a Claim against the Sellers within sixty (60) days from the expiry of the W&I Insurance Position Period.

13.2	Minimum Claims

13.2.1
The Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim for Breach of the Representations arising from any single Loss where the amount claimed by the Purchaser does not exceed EUR 20,000, provided that if this amount is exceeded, the Sellers shall be liable for the total of the Claim and not only the amount exceeding EUR 20,000.

13.2.2	With respect to Claims for Breach of the Representations, a series of Claims arising from substantially identical facts shall be aggregated for the purposes of this Clause 13.2.

13.3	Aggregate Minimum Claims (Deductible)

13.3.1
With respect to Claims for Breach of the Representations, the Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim unless the aggregate amount for which the Sellers would otherwise be liable under the Agreement in respect of all claims made by the Purchaser exceeds one hundred ninety-five thousand euro (EUR 195,000), provided that if this amount is exceeded, the Sellers shall be liable for the amount exceeding one hundred ninety-five thousand euro (EUR 195,000) only.

13.3.2	Once the above-mentioned amount has been exceeded, this Clause 13.3 shall no longer apply to subsequent Claims (if any).

13.4	Maximum Liability

13.4.1	The aggregate liability of the Sellers under Clause 12 shall not exceed seven million eight hundred twenty-five thousand euro (EUR 7,825,000).

13.4.2
The limitation in the amount set out in Clause 13.4.1, shall not apply to the Representations in respect to Environmental and Tax matters as set out in Articles 20 and 21 of Schedule 10, in respect of which it is agreed that any amounts to be paid based on Claims of these Representations (and not subject to the limitation on the amount set out in Clause 13.4.1) shall not be taken into account in the calculation of the maximum liability applicable to the other Claims. For the Representations in respect to Environmental and Tax matters as set out in Articles 20 and 21 of Schedule 10, a specific aggregate liability of the Sellers under Clause 12 applies which shall not exceed seven million eight hundred twenty-five thousand euro (EUR 7,825,000). For the avoidance of doubt, it is clarified that, for any of the aforementioned Representations in respect to Environmental and Tax matters, the specific aggregate liability of the Sellers under Clause 12 shall be limited to the amount set out in this Clause 13.4.2, which shall not be aggregated with the amount of the aggregate liability set out in Clause 13.4.1.

13.5	Claims not subject to Limitations on Amount

13.5.1	Notwithstanding any other provision in the Agreement none of Clauses 13.2, 13.3 and 13.4 shall apply to any Claim made in respect of:

(i)	a breach of the Sellers’ Covenants; and

(ii)	the matters set out in Clause 12.2 (Indemnification in respect of Specific Matters).

13.5.2	Furthermore, Claims in respect of any of the matters listed in Clause 13.5.1 shall not be aggregated with other Claims against the Sellers for the purposes of Clause 13.4 (Maximum Liability).

13.5.3	Notwithstanding any other provision in the Agreement, none of Clauses 13.2, 13.3 and 13.4 shall apply to any Claim made in respect of:

(i)	Representations in respect of Capitalization matters as set out in Article 3 of Schedule 10; and

(ii)	Representations in respect of Fundamental Representations as set out in Article 1 of Schedule 10.

13.5.4	Furthermore, Claims in respect of any of the matters listed in Clause 13.5.3 shall not be aggregated with other Claims against the Sellers for the purposes of Clause 13.4 (Maximum Liability).

13.6	Provision in the (Subsidiaries’) Annual Accounts

The Sellers shall have no obligations to indemnify the Beneficiary in respect of any Claim (i) if and to the extent that the matter giving rise to the Claim is properly accounted or provided for in the Annual Accounts and/or any of the Subsidiaries’ Annual Accounts or (ii) if the matter giving rise to the Claim has been subject to an appropriate provision in the Annual Accounts and/or any of the Subsidiaries’ Annual Accounts by means of a provision specifically linked to the matter at stake (and not by means of a general provision) in accordance with the Accounting Principles, which have been maintained at the Closing Date.

13.7	Insurance Payments and other Receivables vis-à-vis Third Parties

13.7.1	The Sellers shall not indemnify the Purchaser as a result of a breach if the Loss resulting from the Claim:

(i)	is covered by an insurance policy into force on the Closing Date;

(ii)
would have been covered if the insurance policy would have been maintained beyond the Closing Date (except if said insurance policy which has not been maintained has been replaced by an equivalent insurance policy); or

(iii)	is effectively recoverable from third parties.

13.7.2
Consequently, any amount due by the Sellers as a result of a Claim shall be reduced by the amount of any insurance indemnity or any other recovery which the Company, any of the Subsidiaries or the Purchaser will have effectively received from an insurance company or a third party.

13.7.3
In case, before the Sellers pay an amount as a result of a Claim, the Company, any of the Subsidiaries or the Purchaser shall be entitled to recover from any insurance company or any third party an amount which indemnifies them (in whole or in part) of the Loss from which the Claim results, the Purchaser shall undertake all reasonable measures in order to pursue such recovery before to sue the Sellers.

13.7.4
In case, the Sellers have in first instance paid an amount as a result of a Claim and the Purchaser or the Company or a Subsidiary recovers thereafter from any insurance company or any other third party an amount which reasonably constitutes a second discharge of the Claim, the Purchaser shall pay to the Sellers, or guarantee that the Company or any of the Subsidiaries will pay to the Sellers, an amount equal to the difference between:

(i)	the amount paid by the Sellers to the Purchaser or the Company or any of the Subsidiaries for such Claim; and

(ii)
the amount that the Purchaser or the Company or any of the Subsidiary would have received if the net amount of such recovery had been taken into account in determining the amount due by the Sellers pursuant to this Clause 13.7.

13.7.5
If an amount is paid by the Sellers as a result of a Claim, the Purchaser or the Company, or any of the Subsidiaries, for which the Purchaser shall procure, shall assign its rights resulting from the Loss being the purpose of the Claim to any insurance company or any other third party, provided that such assignment is allowed, in proportion to the amount paid by the Sellers in comparison with the amount of the Loss incurred.

13.8	Elements Subsequent to the Date of the Agreement/Closing Date

13.8.1	The Sellers shall not indemnify the Purchaser as a result of a Claim when the Loss giving rise to this Claim would not have occurred in the absence:

(i)	of an act or an omission of the Sellers or the Company or any of the Subsidiaries upon the written request or with the written consent of the Purchaser;

(ii)
of a modification brought, after the Closing Date, to the evaluation rules of the Company or the Subsidiaries or the Tax policy or practices of the Company or the Subsidiaries, except if the amendments are required in order to comply with applicable legal provisions at Closing;

(iii)	of the adoption or the amendment, after the Closing Date, of any legal or regulatory provision but only to the extent the Loss (or portion thereof) is attributable to such adoption or the amendment.

13.9	Loss Mitigation

Without prejudice to article 1134, al. 3 of the Belgian Civil Code, the Purchaser shall cause that the Company and the Subsidiaries will take all reasonable measures in order to avoid or to mitigate the Loss which could give rise to a Claim against the Sellers.

13.10	Fraud and Intentional Misconduct

None of the limitations contained in the Clause 13 shall apply in case of willful misconduct (“bedrog” / “dol”), willful concealment (“bedrieglijk stilzwijzen” / “intention dolosive”) or fraud by any of the Sellers.

14	Claims by the Purchaser

14.1	Notifications of Claims

14.1.1
In order to make a Claim against the Sellers, the Purchaser shall give a notice of such Claim to the Sellers within ninety (90) days after the Purchaser has become aware of any event, matter or circumstance that gives rise to the Claim and within the time limits provided in Clause 13.1, setting out the legal and factual basis of the Claim, and a first estimate of the amount of the Losses.

14.1.2
By derogation to Clause 14.1.1 if a claim notice has been made in accordance with clause 5.4. of the W&I Insurance by the Purchaser within the time limitations set out in Clause 13.1.1, for which the Insurer has either denied cover for the Loss claimed or not determined its position within thirty (30) business days (as defined in the W&I Insurance) after having received all required information in accordance with clause 5.4 of the W&I Insurance (the W&I Insurance Position Period), in order to make a Claim against the Sellers, the Purchaser shall (a) inform the Sellers of the claim notice that was made in accordance with clause 5.4 of the W&I Insurance within thirty (30) days of such claim to the Insurer having been made (the Purchaser to include in such notice to the Sellers a full copy of the claim notice to the Insurer), and (b) give a notice of such Claim to the Sellers within sixty (60) days after the W&I Insurance Position Period, setting out the legal and factual basis of the Claim, and a first estimate of the amount of the Losses

14.1.3
The Purchaser shall not be entitled to make a Claim unless it has notified the Sellers and provided the Sellers with a reasonably detailed description of the legal and factual elements on which the Claim is grounded within the time period prescribed in either Clause 14.1.1 or 14.1.2.(b).

14.2	Third Party Claims

If the events, matters or circumstances that may give rise to a Claim against the Sellers occur or arise as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”), then the Purchaser shall, and shall cause the Company and any of the Subsidiaries to:

14.2.1
provide the Sellers with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Sellers may reasonably request;

14.2.2
(i) consult with the Sellers as is reasonably practicable in relation to the conduct of any proceedings arising out of the Third Party Claim, and (ii) ensure that Sellers’ comments shall be taken in account in so far as such comments are reasonable and not made against the Company’s or the relevant Subsidiary’s corporate interest (“vennootschapsbelang” / “intérêt social”), provided that all decisions in relation to such proceedings shall be made by the Purchaser or the Company or the relevant Subsidiary; and

14.2.3	inform the Sellers on a regular basis of the progress of such proceedings.

14.3	Notification of Sellers’ Objections

14.3.1
If the Sellers object to any Claim made by the Purchaser in accordance with Clause 14.1, they shall give a notice to the Purchaser objecting to the Claim within ninety (90) days following notification of such Sellers’ objection. Such notice shall contain a statement of the basis of the Sellers’ objections, including the legal and factual basis of the Claim, together with, as the case may be, a revised estimate of the amount of the Losses.

14.3.2
In case the Sellers do not comply with the time period provided by Clause 14.3.1 to notify the Purchaser with a reasonably detailed description of the legal and factual elements on which the Sellers’ objections are grounded, the Sellers shall be deemed to accept any claim made by the Purchaser in accordance with Clause 14.1.

14.4	Disagreement on a Claim

14.4.1
If the Sellers and the Purchaser are unable to reach agreement on the fact that there is a Claim or on the amount payable by the Sellers within ninety (90) days following notification of the Sellers’ objections in accordance with Clause 14.3, the matter shall be decided in accordance with Clause 17.12 (Arbitration).

14.4.2
Any Claim notified to the Sellers shall be deemed, if it has not been previously satisfied, settled or withdrawn, to be irrevocably withdrawn one (1) year after the Claim has been notified to the Sellers pursuant to Clause 14.1.1, unless (x) the Sellers and the Purchaser are involved in settlement negotiations (mutually confirmed in writing), or (y) arbitration proceedings in respect of the Claim have been formally commenced in accordance with Clause 17.12.

14.5	Payment by the Sellers

14.5.1
If the Sellers have accepted the amount claimed by the Purchaser (or are deemed to have accepted that amount pursuant to Clause 14.3) of if the Sellers and the Purchaser have agreed on another amount, the Sellers shall pay such amount (subject to the limitations set out in Clause 13) within fifteen (15) days of such acceptance or agreement.

14.5.2
If the matter giving rise to a claim has been decided by any competent arbitral tribunal in accordance with Clause 17.12 (Arbitration) and the Sellers have been ordered to pay any amount pursuant to any enforceable arbitration award, the Sellers shall pay such amount on the date on which it has become due and payable.

14.5.3	All payments shall be made in accordance with such instructions as shall be notified to the Sellers by the Purchaser.

15	Undertakings of the Parties Extending after the Closing Date

15.1	Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as any other Party may reasonably request for the purposes of carrying out the intent of the Agreement.

15.2	Confidentiality and Announcements

15.2.1
The existence, subject matter and contents of the Agreement are confidential, and subject to Clause 15.2.3, each Party is prohibited from disclosing all or any part of the Agreement, or even its existence, at any time (including after the Closing Date).

15.2.2	Subject to Clause 15.2.3:

(i)	each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to the Agreement;

(ii)	the Sellers shall treat strictly confidential and not disclose or use any information relating to the Company and the Subsidiaries following the Closing Date;

(iii)
the Sellers shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Purchaser and the Purchaser’s Affiliated Companies; and

(iv)
the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Sellers and the Sellers’ Affiliated Companies.

15.2.3	Clauses 15.2.1 and 15.2.2 shall not prohibit disclosure or use of:

(i)	the agreed form press releases attached as Schedule 15.2.3(i);

(ii)	any information if and to the extent that:

(a)
the disclosure or use is necessary in order to allow any Party to comply with any legal requirement to make any announcement or to provide information to any public authority provided, however, that such Party shall consult with the other Parties insofar as is reasonably practicable before complying with such legal requirement;

(b)	the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with the Agreement;

(c)
the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 15.2.1 and 15.2.2 in respect of such information as if they were a party to the Agreement;

(d)	the information is or becomes publicly available (other than as a result of any breach of the Confidentiality Agreement dated November 7, 2018 or the Agreement);

(e)
the information becomes available to the Party bound by this Clause 15.2 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence); or

(f)	the other Parties have given prior written approval to the disclosure or use.

15.2.4
No announcement in connection with the existence or the subject matter of the Agreement (including any announcement to the Company’s and Subsidiaries’ employees, customers or suppliers) shall be made without prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall consult with each other concerning the means by which the Company’s and/or the Subsidiaries’ employees, customers and suppliers, and others having dealings with the Company and/or the Subsidiaries, shall be informed of the Agreement. The Purchaser shall have the right to be present when any such communication is made.

15.2.5	The Parties shall take all necessary actions to ensure that no accidental or unauthorized disclosure of the existence or contents of the Agreement occurs.

15.3	Non-Competition

15.3.1
Each of the Sellers agrees and undertakes not to do any of the things set out in Clause 15.3.2, for a period of three years as from the Closing Date (the “Non-Compete Period”), except with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), regardless of whether the Sellers are acting;

(i)
directly or indirectly through Affiliated Companies, Related Individuals, or any other individuals, companies or other legal entities (excluding, for the avoidance of doubt, any of Gilde’s investors or limited partners, to which the undertakings set forth in this Clause 15.3 shall not be applicable);

(ii)
in their own capacity or as a director, manager, partner or shareholder of any company or any other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity; or

(iii)	in any other capacity and in any other manner whatsoever.

15.3.2	During the Non-Compete Period, each of the Sellers shall not:

(i)
carry on or participate in any business which is of the same or a similar type to, and which is or is likely to be in competition with, the business of the Company and the Subsidiaries as carried out at the Closing Date;

(ii)
induce or attempt to induce any person who is a customer, supplier or other business relation of the Company and/or the Subsidiaries to cease doing business with the Company and/or the Subsidiaries, to materially reduce its business with the Company and/or the Subsidiaries to do business with the Company and/or the Subsidiaries on less favorable terms , or in any way interfere with the relationship between the Company and/or the Subsidiaries and any of its customers, suppliers or other business relations; or

(iii)	do business with any of the persons referred to in paragraph (ii).

15.3.3
The undertakings set forth in Clause 15.3.1 shall, insofar as Gilde and its portfolio companies are concerned, only be applicable to the business of filing, selling and distributing Ethylene Oxide as carried out by the Company and the Subsidiaries at the Closing Date.

15.3.4
The non-compete and non-solicitation undertakings set out in the Clause 15.3 are geographically limited to those countries where the Company conducts business or has plans to conduct business until the Closing Date as exhaustively listed in Schedule 15.3.5.

15.3.5
The Sellers acknowledge that the provisions of this Clause 15.3 are reasonable and necessary to protect the legitimate interests of the Purchaser. However, if any of the provisions of this Clause 15.3 shall ever be held to exceed the limitations in duration, geographical area or scope or other limitations permitted by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions as conform with the maximum permitted by applicable law, and any provision of this Clause 15.3 exceeding such limitations shall be automatically amended accordingly.

15.3.6	If the Sellers infringed Clause 15.3, they shall pay to the Purchaser a lump sum not reducible of two hundred thousand euro (EUR 200,000) per infringement, to be increased by twenty thousand euro (EUR 20,000) per day during which an infringement continues, without prejudice for the Purchaser to evidence that its actual damage, loss and/or costs exceed the abovementioned amounts, and to seek in front of the courts (i) higher damages, and/or (ii) the termination of these infringements.

15.4	Non-Solicitation

15.4.1
Each of the Sellers agrees and undertakes not to do any of the things set out in Clause 15.4.2, for a period of five years as from the Closing Date (the “Non-Solicitation Period”), except with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), regardless of whether the Sellers are acting;

(i)
directly or indirectly through Affiliated Companies, Related Individuals, or any other individuals, companies or other legal entities (excluding, for the avoidance of doubt, any of Gilde’s investors, limited partners or portfolio companies, to which the undertakings set forth in this Clause 15.4 shall not be applicable);

(ii)
in their own capacity or as a director, manager, partner or shareholder of any company or any other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity; or

(iii)	in any other capacity and in any other manner whatsoever.

15.4.2	During the Non-Solicitation Period, none of the Sellers shall :

(i)
induce or attempt to induce any employee of the Company and/or the Subsidiaries to leave his employment with the Company and/or one of the Subsidiaries, or in any way interfere with the relationship between the Company and/or the Subsidiaries and any of their employees;

(ii)
recruit (or otherwise engage as an independent contractor or in any other capacity) any employee of the Company and/or the Subsidiaries unless such person has been recruited or engaged in the absence of any solicitation from the Sellers, provided that the placing of an advertisement for a post available to any member of the public generally shall not constitute a solicitation for the purposes of the provision; or

(iii)
induce or attempt to induce any director of the Company or the Subsidiaries or any person having a consultancy or similar agreement with the Company or the Subsidiaries to leave his/her position with the Company or any of the Subsidiaries or to terminate his/her agreement with the Company or any of the Subsidiaries, or in any way interfere with the relationship between the Company or any of the Subsidiaries and any of their directors or any of the persons referred to in this paragraph.

15.4.3
The non-solicitation undertakings set out in the Clause 15.4 are geographically limited those countries where the Company conducts business or has plans to conduct business until the Closing Date as exhaustively listed in Schedule 15.4.3.

15.4.4
The Sellers acknowledge that the provisions of this Clause 15.4 are reasonable and necessary to protect the legitimate interests of the Purchaser. However, if any of the provisions of this Clause 15.4 shall ever be held to exceed the limitations in duration, geographical area or scope or other limitations permitted by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions as conform with the maximum permitted by applicable law, and any provision of this Clause 15.4 exceeding such limitations shall be automatically amended accordingly.

15.4.5
If the Sellers infringed Clause 15.4, they shall pay to the Purchaser a lump sum not reducible of sixty thousand euro (EUR 60,000) per infringement, to be increased by six thousand euro (EUR 6,000) per day during which an infringement continues, without prejudice for the Purchaser to evidence that its actual damage, loss and/or costs exceed the abovementioned amounts, and to seek in front of the courts (i) higher damages, and/or (ii) the termination of these infringements.

15.5	Release of Director’s Liability

The Purchaser agrees and undertakes to vote at the Company’s annual shareholders’ meetings relating to the financial years ending December 31, 2018 and December 31, 2019 all Shares in favor of a resolution releasing the Company’s and Chemogas’ directors who resigned on the Closing Date (in accordance with Clause 8.4) from any liability arising from the performance of their duties until the Closing Date, provided that such release shall not affect or limit in any manner whatsoever the obligations of the Sellers pursuant to the Agreement.

15.6	Service of transfer of Profit Certificates

The Sellers shall arrange for a notification of the transfer of the Profit Certificates to be served upon the Company within one month after the Closing Date in accordance with article 508 of the Belgian Companies Code, in the form attached as Schedule 15.6.

15.7	Respect and maintenance of the W&I Insurance

The Purchaser undertakes to fulfil all formalities and actions required by the W&I Insurance to make, and to use its best efforts to keep, it effective and in force, and not to do or omit anything that may result in the W&I Insurance becoming void.

15.8	Subsequent Sale of the Securities by the Purchaser

15.8.1
The Purchaser agrees and undertakes not to sell or otherwise transfer all or part of the Securities to any foreign company or any other foreign legal entity (i.e. any company or legal entity whose registered office, main place of business or headquarters are not located in the EEA (hereinafter referred to as “Foreign Legal Entity”)) for a twelve-month (12) period as from the Closing Date.

15.8.2
The Purchaser further agrees and undertakes not to sell or otherwise transfer all or part of the Securities to any individual or EEA legal entity without first obtaining the written undertaking of the transferee (a copy of which shall be delivered to the Sellers) not to subsequently sell or otherwise transfer all or part of the Securities to any Foreign Legal Entity for a twelve-month (12) period as from the Closing Date.

15.8.3
In case of a breach of this Clause 15.7, the Purchaser shall indemnify the Seller(s) for any Belgian Taxes or other costs incurred by such Seller(s) as a result of the sale or transfer of the Securities (or part of them) to a Foreign Legal Entity less than twelve (12) months after the Closing Date.

16	Termination

16.1	Termination Events Arising from Breaches of the Agreement

16.1.1	The Agreement may be terminated by any Party in accordance with Clause 6.5.2 (if any other Party does not fulfil its Closing Obligations).

16.1.2
If a termination notice has been given in accordance with Clause 6.5.2, the Agreement shall terminate on the expiration date of the notice period, unless the breach alleged by the terminating Party has been cured to the full satisfaction of the terminating Party on or before such expiration date.

16.2	Other Termination Events

16.2.1	The Agreement may be terminated at any time by mutual consent of the Sellers and the Purchaser.

16.2.2	The Agreement shall automatically terminate in accordance with Clause 4.3.2 (if any of the conditions precedent set out in Clause 4.1.1 is not satisfied).

16.2.3
The Agreement may be terminated by the Purchaser upon giving fifteen (15) days’ advance notice to the Sellers on or before the Closing Date if any specific event occurs that individually or in aggregate has triggered material adverse consequences resulting in a reduction in:

(i)	the annual turnover of the Company and the Subsidiaries of at least EUR two million six hundred thousand (2,600,000) in comparison with the turnover set out in the Consolidated Accounts; or

(ii)	the annual operating income of the Company and the Subsidiaries of at least EUR seven hundred eighty thousand (780,000) in comparison with the operating income set out in the Consolidated Accounts.

16.2.4	The termination of the Agreement pursuant to Section 16.2.3 shall not give rise to any indemnification rights under Clause 12.

16.2.5	If a termination notice has been given in accordance with Clause 16.2.3, the Agreement shall terminate on the earlier of the expiration date of the notice period or the Closing Date.

16.2.6
Any Sellers’ right to terminate the Agreement in accordance with any provision of this Clause 16 is conditional upon all Sellers electing jointly to terminate the Agreement. Accordingly, no Seller shall be allowed to terminate the Agreement if any other Seller refuses to terminate the Agreement.

16.3	Consequences of a Failure to Terminate the Agreement

No failure by a Party to exercise its right to terminate the Agreement under this Clause 16 shall constitute a waiver of any other rights and remedies available to such Party under the Agreement.

16.4	Effect of Termination

16.4.1	Each Party’s right of termination under this Clause 16 is in addition to any other rights and remedies it may have under the Agreement.

16.4.2	If the Agreement is terminated pursuant to this Clause 16:

(i)
all further obligations of the Parties under the Agreement shall terminate, except that the obligations set out in Clauses 15.2 (Confidentiality and Announcements) and 17.8 (Expenses) shall survive; and

(ii)
each Party shall be under the obligation to reimburse or return to the other Parties (or, as the case may be, to the Company or any of the Subsidiaries) any sum of money or other assets it has received from the other Parties (or, as the case may be, from the Company or any of the Subsidiaries) pursuant to the Agreement.

17	Miscellaneous

17.1	Rights and Remedies of the Parties

Except as otherwise provided herein, each Party’s rights and remedies under the Agreement shall not exclude or limit any other rights or remedies that may be available to that Party under Belgian law, provided however that, except in case of willful misconduct (“bedrog” / “dol”), willful concealment (“bedrieglijk stilzwijgen” / “intention dolosive”) or fraud, the Purchaser hereby expressly and irrevocably waives, in respect of any matter that could constitute a Breach of Representations and to the fullest extent permitted by law, (i) any and all pre-contractual, non-contractual and/or tort claims, rights, remedies and/or causes of action it may have against any Seller, or any of the Seller’s Affiliated Companies or Related Individuals in connection with the Agreement or any other contract, or under any law, as well as (ii) any right it may have to seek the termination of the Agreement in court for Breach of Representations, after the Closing Date pursuant to article 1184 of the Belgian Civil Code.

17.2	Amendments and Waivers

17.2.1	No amendment to the Agreement shall be effective unless it is made in writing and signed by all Parties or their duly authorized representatives.

17.2.2
Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under the Agreement shall be considered as a waiver of such right or remedy, or any other right under the Agreement, nor shall any partial exercise of any right or remedy under the Agreement preclude any further exercise thereof or the exercise of any other right or remedy under the Agreement.

17.2.3	Except as otherwise provided herein, no waiver shall be effective unless it is given in writing and signed by the Party that gives the waiver or its duly authorized representative(s).

17.3	Sellers’ Liability

17.3.1
Except as otherwise provided herein, all undertakings and other obligations of the Sellers under the Agreement shall be joint (“gezamenlijk” / “conjointe”) but not several (“hoofdelijk” / “solidaire”).

17.3.2
In case of breach, each Seller shall be individually liable for the compensation of any damage up to his/its pro rata part of the Securities sold in accordance with Clause 2.1.2, as set forth in Schedule 17.3.2 to the Agreement.

17.3.3
As an exception to the foregoing, in the event that more than one Seller are held accountable for a behavior that constitutes willful misconduct (“bedrog” / “dol”), willful concealment (“bedrieglijk stilzwijgen” / “intention frauduleuse”) or fraud, such Sellers shall be jointly and severally (“hoofdelijk en ondeelbaar” / “solidairement et indivisiblement”) liable for all undertakings and other obligations under the Agreement, resulting from such behavior.

17.3.4
In any event, the aggregate liability of each Seller with respect to their undertakings and other obligations under the Agreement shall not exceed the Purchase Price multiplied by his/its pro rata part of the Securities sold in accordance with Clause 2.1.2, as set forth in Schedule 17.3.2 to the Agreement.

17.4	Sellers’ Representative

17.4.1
Each Seller hereby irrevocably appoints Gilde (the “Sellers’ Representative”) as such Seller’s agent and attorney-in-fact (“lasthebber” / “mandataire” ) with full power and authority to act in such Seller’s name and on its behalf with respect to all matters arising from or in any way relating to the Agreement. The Sellers’ Representative’s mandate shall include the acceptance and receipt of Claims and notices made or delivered pursuant to the Agreement. Without limitation, (a) any waiver of any provision of the Agreement and any acceptance, approval, compromise or settlement (“dading” / “transaction”) of any Claim arising from or relating to the Agreement, by the Sellers’ Representative will be binding upon each and every Seller, and (b) the Sellers’ Representative is hereby authorized to execute for and on behalf of each Seller (i) any amendment to the Agreement, (ii) any agreements, certificates, notices, objections to Claims, registers or other documents contemplated by the Agreement and (iii) any agreements or settlements (“dadingen” / “transactions”) with the Purchaser in connection with any Claims, indemnifications, Losses and/or related matters under the Agreement and (iv) in general, do or take any action on behalf of each Seller in connection with any Claims of the Purchaser under the Agreement. The Purchaser will be entitled to rely on any action taken by the Sellers’ Representative as being taken by the Sellers’ Representative on behalf of each of the Sellers and fully authorized by each of the Sellers. Any decisions taken by the Sellers’ Representative shall be binding upon the Sellers.

17.4.2
The Sellers will, pro rata parte the percentage of the Purchase Price they received in accordance with Clause 3.1.2, indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any Loss, liability or expense incurred without willful misconduct (“bedrog” / “dol”), willful concealment (“bedrieglijk stilzwijgen” / “intention frauduleuse”) or fraud on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder.

The present Clause 17.4.2 only applies to the Sellers and can in no case be called upon towards or applied to the Purchaser.

17.4.3
Gilde hereby accepts its appointment as Sellers’ Representative, and agrees to act as the Sellers’ Representative and to discharge the duties and responsibilities of the Sellers’ Representative pursuant to the terms of the Agreement.

17.4.4
In the event that Gilde should for any reason become incapable of fulfilling its duties as Sellers’ Representative under the Agreement, the Sellers agree to appoint another attorney-in-fact with the same powers as provided herein within fifteen (15) days of such an event and to promptly give written notice thereof to the Purchaser.

17.4.5
If, pursuant to Clause 17.4.5, the Sellers fail to appoint another attorney-in-fact within fifteen (15) days, if there is any obligation to provide notice to the Sellers’ Representative, will be deemed satisfied if such notice is delivered to each of the Sellers at their last known addresses.

17.5	Notices

17.5.1	Any notice in connection with the Agreement must be in writing in English and shall be validly given with respect to each Party if :

(i)	delivered by hand (with written confirmation of receipt) to the persons listed hereinafter; or

(ii)	sent by e-mail (with confirmation by registered mail or an internationally recognized courier company within three business days) to the e-mail addresses and postal addresses set out hereinafter; or

(iii)	sent by fax (with confirmation received by registered mail or an internationally recognized courier company within three business days) to the fax number and addresses set out hereinafter; or

(iv)	sent by registered mail or an internationally recognized courier company to the addresses set out hereinafter; or

to such other addressee, e-mail address, fax number or postal address as a Party may notify to the other Parties in accordance with this Clause 17.5.

If to the Sellers:	Name:	Chemgas Gilde B.V.

	Address:	Heemsteedseweg 22, NL-3992 LS Houten (The Netherlands)

	Attention:	Frederic van den Weghe and Gerhard Nordemann

	E-mail:	vandenweghe@gilde.be and nordemann@gilde.nl

With a copy to:	Name:	Stibbe CVBA

	Address:	Loksumstraat 25, 1000 Brussels (Belgium)

	Attention:	Stefan Odeurs and Jan Bogaert

	Fax:	+32 2 533 51 10

	E-mail :	stefan.odeurs@stibbe.com and jan.bogaert@stibbe.com

If to the Purchaser:	Name:	Mark Stach

	Address:	52 Sunrise Park Road, New Hampton, NY, U.S.A. 10598

Attention:	General Counsel

Fax:	+1 845-326-5702

E-mail:	mstach@balchem.com

With a copy to:	Name:	KOAN Law Firm

	Address:	Terhulpsesteenweg 166, 1170 Brussels (Belgium)

	Attention:	Antoine Druetz and Alix Degrez

	Fax:	+32 2 566 90 10

	E-mail :	adr@koan.law and adg@koan.law

17.5.2	Any notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand or a courier company;

(ii)
on the next business day (in the place to which it is sent) if sent by e-mail or fax (provided, however, that if no confirmation is received within three (3) business days, the notice shall be deemed to have been received on the date when such confirmation is actually received);

(iii)	on the first business day following the date of posting if sent by registered mail, provided that both the sender and the addressee reside or have their registered office in Belgium; or

(iv)
on the third business day (in the place to which it is sent) following the date of posting if sent by registered mail where either the sender or the addressee does not reside or have its registered office in Belgium.

17.6	Interests on Overdue Amounts

Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under the Agreement at the rate of five percent (5%) per year, calculated in the basis of a year of 365 days, from the due date up to the date of payment.

17.7	Assignment of Rights and Obligations

17.7.1
Except as otherwise provided herein, no Party may assign all or parts of its rights and obligations under the Agreement to any third party (through a sale, a contribution, a donation or any other transaction, including the sale or contribution of a division (“bedrijfstak” / “branche d’activité”) or of a business as a whole (“algemeenheid” / “universalité”), a merger or a split without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause 17.7.1).

17.7.2	However, notwithstanding the foregoing, any Party shall be allowed to assign all or part of its rights and obligations under the Agreement to any Affiliated Company.

17.7.3
Subject to the assignment restrictions set out in Clause 17.7, the provisions of the Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assigns.

17.8	Expenses

Each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of the Agreement.

17.9	Severability

17.9.1
If any provision in the Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of the Agreement, and the legality, validity or enforceability of the remainder of the Agreement shall not be affected.

17.9.2
In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

17.9.3
If the Parties are unable to reach an agreement on such replacement provision within thirty (30) days following the start of the negotiations, then any Party shall have the right to submit the matter to the arbitration in accordance with Clause 17.12 (Arbitration), in which case the arbitral tribunal shall finally decide on a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

17.9.4
If the illegal, invalid or unenforceable provision affects the entire nature of the Agreement and if the Parties are unable to reach an agreement on such replacement provision within thirty (30) days following the start of the negotiations, then any Party shall have the right to terminate the Agreement by giving fifteen (15) days’ advance notice to the other Parties.

17.9.5	The provisions of Clause 16 shall apply in case of termination of the Agreement pursuant to Clause 17.9.4.

17.10	Entire Agreement

17.10.1	The Agreement (together with the documents referred to herein) contains the entire agreement between the Parties with respect to its subject matter.

17.10.2
It replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties relating to the same subject matter (including the LOI and the Confidentiality Agreement dated November 7, 2018).

17.11	Governing Law

All issues, questions and disputes concerning the validity, interpretation, enforcement, performance and termination of the Agreement and any non-contractual obligations arising out of or in connection with shall be governed by and construed in accordance with Belgian law, and no effect shall be given to any other choice-of-law or conflict-of-laws rules or provisions (Belgian, foreign or international), that would cause the laws of any other jurisdiction to be applicable.

17.12	Arbitration

17.12.1
Any dispute arising out of or in connection with the Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with the Agreement) shall be finally settled under the Cepani Rules of Arbitration

17.12.2	The arbitral tribunal shall be composed of three arbitrators.

17.12.3	The seat if arbitration shall be Brussels. The language to be used in the arbitral proceedings shall be English.

17.13	Counterparts

The Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

(Signatures are on the following pages)

Done in Brussels, on May 2, 2019 in nine (9) originals, it being understood that the Schedules have been drawn up in two (2) originals, being as many originals as there are Parties with a distinct interest in the sense of article 1325 of the Belgian Civil Code, of which one (1) original shall be kept by Balchem Corporation and one (1) original shall be kept by Chemgas Gilde B.V. Each Party acknowledges receipt of its own original.

Chemgas Gilde B.V.:

/s/ Mr. Frederic van den Weghe
VéDéWé Consult Comm. V., represented by Mr. Frederic van den Weghe

Special proxyholder

Dirk Battig	Dirk Van den Borre

/s/ Dirk Battig	/s/ Dirk Van den Borre

Eric Matthijs	Christophe Marque

/s/ Eric Matthijs	/s/ Christophe Marque

Adamo Pia	Jurgen De Smet

/s/ Adamo Pia	/s/ Jurgen De Smet

Sebastien Verwilghen
/s/ Sebastien Verwilghen

Balchem Corporation:
/s/ Theodore L. Harris

Theodore L. Harris
President

Index of Schedules

Schedule 1.1.1(i):	Data Room Index

Schedule 1.1.1(ii):	Contents of the Data Room (USB stick)

Schedule 1.1.1(iii):	Locked Box Accounts

Schedule 1.1.1(iv):	List of Subsidiaries

Schedule 5.1:	W&I Insurance

Schedule 6.2.2(iii):	Form of receipt for the Purchase Price

Schedule 6.2.2(vii):	Draft spouse’s consent letter

Schedule 7.2.1:	Form of the Elbaco management agreement

Schedule 7.2.2:	Form of agreement with Adamo Pia

Schedule 7.2.3:	Form of agreement with Dirk Van den Borre

Schedule 7.2.4:	Form of agreement with Eric Matthijs

Schedule 7.2.5:	Form of agreement with Jurgen De Smet

Schedule 7.2.6:	Form of agreement with Sébastien Verwilghen

Schedule 8.3.3(xvi):	List of (key) employees

Schedule 8.4 (i):	List of resigning directors

Schedule 8.4 (ii):	Form of resignation letter of the directors

Schedule 10:	Sellers’ Representations

Schedule 11:	Purchaser’s representations

Schedule 15.2.3(i):	Agreed form press releases

Schedule 15.3.4:	Countries and areas where the non-compete undertakings shall apply

Schedule 15.4.3:	Countries and areas where the non-solicitation undertakings shall apply

Schedule 15.6:	Form of notification to the Company

Schedule 17.3.2:	Pro rata part of each Seller

Table of contents

1	Definitions and Interpretation	3

1.1	Definitions	3
1.2	Interpretation	11

2	Sale and Purchase of the Securities	11

2.1	The Securities	11
2.2	Rights attached to the Securities - Dividends	12

3	Purchase Price	13

3.1	Aggregate Amount	13
3.2	Payment of the Purchase Price	13

4	Conditions Precedent	14

4.1	General Principles	14
4.2	Best Efforts Concerning the Satisfaction of the Conditions Precedent	15
4.3	Non-Satisfaction and Waiver	15

5	W&I Insurance	15

6	Closing	16

6.1	Date and Place	16
6.2	Sellers’ Closing Obligations	16
6.3	Purchaser’s Closing Obligations	17
6.4	Waiver of Closing Obligations	18
6.5	Breach of Closing Obligations	18

7	Undertakings of all Parties prior to the Closing Date	18

7.1	Filings with Public Authorities	18
7.2	Other Agreements	18

8	Undertakings of the Sellers prior to the Closing Date	19

8.1	Collaboration	19
8.2	Operation of the Company’s and the Subsidiaries’ Business	19
8.3	Restrictions on the Sellers, the Company and the Subsidiaries	19
8.4	Resignation of the Directors	22
8.5	Convening of a Shareholders’ Meeting of the Company and of the Subsidiaries	22
8.6	Loans and related securities	23

9	Undertakings of the Purchaser on to the Closing Date	24

10	Sellers’ Representations	24

10.1	General Principles	24
10.2	Reservations or Exceptions Restricting the Scope of the Representations	24
10.3	Notification by the Sellers of Breaches of Representations	25
10.4	Updating of Representations to Closing	25
10.5	No knowledge of the Purchaser of any Breach of Representations	25

11	Purchaser’s Representations	25

12	Indemnification	25

12.1	General Principle	25
12.2	Indemnification in respect of Specific Matters	26
12.3	Double Claims	27
12.4	Computation of Losses Incurred by the Purchaser	27
12.5	Nature of any Payment to the Purchaser	27
12.6	Tax Gross-Up and Tax Savings	27
12.7	No assignment of Purchaser’s rights to any subsequent transferee of the Securities	28

13	Limitation of Sellers’ Liability	28

13.1	Time Limitations	28
13.2	Minimum Claims	29
13.3	Aggregate Minimum Claims (Deductible)	29
13.4	Maximum Liability	29
13.5	Claims not subject to Limitations on Amount	29
13.6	Provision in the (Subsidiaries’) Annual Accounts	30
13.7	Insurance Payments and other Receivables vis-à-vis Third Parties	30
13.8	Elements Subsequent to the Date of the Agreement/Closing Date	31
13.9	Loss Mitigation	31
13.10	Fraud and Intentional Misconduct	31

14	Claims by the Purchaser	31

14.1	Notifications of Claims	31
14.2	Third Party Claims	32
14.3	Notification of Sellers’ Objections	32
14.4	Disagreement on a Claim	33
14.5	Payment by the Sellers	33

15	Undertakings of the Parties Extending after the Closing Date	33

15.1	Further Assurances	33
15.2	Confidentiality and Announcements	33
15.3	Non-Competition	35
15.4	Non-Solicitation	36
15.5	Release of Director’s Liability	37
15.6	Service of transfer of Profit Certificates	37
15.7	Respect and maintenance of the W&I Insurance	37
15.8	Subsequent Sale of the Securities by the Purchaser	37

16	Termination	38

16.1	Termination Events Arising from Breaches of the Agreement	38
16.2	Other Termination Events	38
16.3	Consequences of a Failure to Terminate the Agreement	38
16.4	Effect of Termination	38

17	Miscellaneous	39

17.1	Rights and Remedies of the Parties	39
17.2	Amendments and Waivers	39
17.3	Sellers’ Liability	39

17.4	Sellers’ Representative	40
17.5	Notices	41
17.6	Interests on Overdue Amounts	42
17.7	Assignment of Rights and Obligations	42
17.8	Expenses	43
17.9	Severability	43
17.10	Entire Agreement	43
17.11	Governing Law	43
17.12	Arbitration	44
17.13	Counterparts	44

Index of Schedules		47

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (A) NOT MATERIAL AND (B) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED

Schedule 10

1.	Authorisation of Agreement, Consents, Non-Contravention

1.1	The Sellers have the capacity and power to enter into the Agreement and to transfer the Shares and Profit Certificates to the Purchaser.

1.2
The execution and performance by the Sellers of the Agreement and the Transaction have been duly and validly authorised by the Sellers, and no other act or proceeding on the part of the Sellers, if applicable, their respective board of directors or shareholders is necessary to authorise the execution or performance by the Sellers of the Agreement or the consummation of the Transaction. The Agreement has been duly executed by the Sellers and the Agreement constitutes upon execution by the Sellers a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

1.3
Except for the filing with COPROCOM which may need to be completed in accordance with Clause 4.1.1 of the Agreement, the execution and performance by the Sellers of the Agreement require no action by or in respect of, or filing with, any Authority. Except for the consent of COPROCOM which may need to be obtained in accordance with Clause 4.1.1 of the Agreement, no consent, approval, waiver or other action by any person under any contract, agreement or other document to which the Sellers or the Company or any of the Subsidiaries is a party or by which any of them is bound is required or necessary for the execution and performance of the Agreement by the Sellers.

1.4
The execution and performance by the Sellers of the Agreement do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to the Sellers and which may affect the validity and enforceability of the Agreement against the Sellers or the Company or any of the Subsidiaries, or (ii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of the Subsidiaries under any agreement or other instrument binding upon the Company or any of the Subsidiaries or under any licence, permit or other similar authorisation held by the Company or any of the Subsidiaries or (iii) restrict the ability of the Company or any of the Subsidiaries to carry on its business after the Closing Date, in the same manner as it is carried on as at the date of the Agreement.

1.5
The execution and performance by the Sellers of the Agreement and the Transaction do not require the approval of and cannot be blocked or prevented in any way whatsoever by Mr. Generoso S. David III, Mr. Jobert Q. Cuenca and Mr. Maricar R. Cuenca of Stereo Gas Philippines.

2.	The Company and the Subsidiaries

2.1	Each of the Company and the Subsidiaries has been duly incorporated and validly exists under the laws of the jurisdiction of its incorporation.

2.2	Each of the Company and the Subsidiaries is qualified to do business in the jurisdiction in which it does business.

2.3
No proposal has been made or resolution adopted for the dissolution or liquidation of the Company or any of the Subsidiaries, no circumstances exist which may result in the dissolution or liquidation of the Company or any of the Subsidiaries, and no proposal has been made or resolution adopted for a merger (“fusie” / “fusion”) or division (“splitsing” / “scission”), transfer or contribution of a universality or branch of activities (“overdracht of inbreng van een algemeenheid of bedrijfstak” / “cession ou apport d’une universalité ou d’une branche d’activités”) or a similar arrangement under the laws of any applicable jurisdiction, of the Company or any of the Subsidiaries.

2.4
None of the Company and the Subsidiaries has (i) been declared bankrupt (“failliet verklaard” / “déclarée en faillite”); or (ii) been granted a temporary or definitive moratorium of payments (“gerechtelijke reorganisatie” / “reorganisation judiciare”) or any equivalent or similar measure under the laws of any applicable jurisdiction; or (iii) become involved in negotiations with any one or more of its creditors; or (iv) been granted terms of payment pursuant to Article 1244 of the Belgian Civil Code or any equivalent or similar measure under the laws of any applicable jurisdiction; or (v) been put under judicial administration (“voorlopig bewindvoerder” / “administrateur provisoire”) or any equivalent or similar measure under the laws of any applicable jurisdiction; or (vi) taken any other action with a view to the readjustment or rescheduling of all or part of its debts. No third party has, in respect of the Company or any of the Subsidiaries, applied for a declaration of bankruptcy, judicial dissolution or any similar scheme for the Company or any of the Subsidiaries under the laws of any applicable jurisdiction.

2.5	No resolution has been adopted by any corporate body of the Company or any of the Subsidiaries, which has not been fully implemented.

2.6
The current articles of association of the Company and the Subsidiaries read in conformity with the documents 01.02.01.04, 01.02.01.05, 01.02.02.01, 01.02.02.03, 01.02.02.04 and 01.02.02.05 in the Data Room. The articles of association of the Company and Chemogas have been modified for the last time on respectively February 27, 2018 and February 23, 2017. The articles of association of Stereo Sdn Bhd, Stereo Pte Ltd, Stereo Pty Ltd and Stereo Gas Philippines have not been modified since the date of their respective incorporation.

2.7
Each of the Company and Subsidiaries is registered with the register of legal entities (“rechtspersonenregister” / “registre des personnes morales”) (or equivalent register under applicable law) and extracts from such registration and from the Crossroads Bank for Enterprises (“Kruispuntbank van Ondernemingen” / “Banque-Carrefour des Entreprises”) (or equivalent thereof) are attached hereto as Annex 10, 2.7. The said extracts are correct and complete as of the dates thereon and the information contained therein is correct and complete and has not been modified by any subsequent event.

2.8
None of the Company and the Subsidiaries has or has over the past 3 (three) years had branches or has interests by way of shareholdings or otherwise in other companies or Persons, other than the Subsidiaries. None of the Company or the Subsidiaries is a party to any partnership agreement (“tijdelijke vennootschap” / “société momentanée”; “stille vennootschap” / “société interne”; “maatschap” / “société de droit commun”); or other Belgian or similar foreign structure or a member of any (European) economic interest grouping.

2.9
None of the Company and the Subsidiaries has granted powers of attorney (“volmachten” / “procurations”) to any third parties (including any of the Staff) authorising such third party to represent the Company or any of the Subsidiaries for any special purpose.

2.10
The corporate housekeeping of each of the Company and the Subsidiaries has been duly and adequately performed over the last three (3) years. The meetings of the bodies of the Company and the Subsidiaries have been duly and validly convened in accordance with their respective articles of association and applicable law. The decisions of the bodies of the Company and the Subsidiaries have been validly taken in accordance with their respective articles of association and applicable law.

2.11
All distributions of dividends, interim dividends or any other kind of dividends or other distributions with respect to any shares or Profit Certificates of the Company or Chemogas have been made in accordance with their respective articles of associations and Belgian law.

2.12
No distributions of dividends, interim dividends or any other kind of dividends or other distributions with respect to any shares or Profit Certificates of the Company or Chemogas has been made for the financial year ending on December 31, 2018 and the ongoing financial year (starting on January 1st, 2019).

3.	Shares, Profit Certificates and Subsidiary shares

3.1
The Shares and the Profit Certificates constitute all the outstanding shares of the capital stock and profit participation certificates of the Company. They are legally and validly issued and fully paid up, and have not been issued in violation of any pre-emption or any other rights. No other class of capital stock, profit participation certificates or founders shares has been authorized or issued, nor are there outstanding any securities which are convertible into capital stock, nor any warrants or options to acquire shares. There are no agreements or arrangements outstanding obliging the Company to issue any securities of any kind or any agreement or arrangement which gives any Person the right to acquire shares or securities in the Company.

3.2
The Sellers have full, exclusive and unconditional title to the Shares which are free and clear of any Encumbrances. The Shares are freely transferable. The Sellers have the absolute right, power and capacity to sell, assign and deliver the Shares to the Purchaser in accordance with the terms of the Agreement, free and clear of all Encumbrances.

3.3
Gilde, Dirk Battig, Dirk Van den Borre, Adamo Pia and Christophe Marque have full, exclusive and unconditional title to the Profit Certificates which are free and clear of any Encumbrances. The Profit Certificates are freely transferable. Gilde, Dirk Battig, Dirk Van den Borre, Adamo Pia and Christophe Marque have the right, power and capacity to sell, assign and deliver the Profit Certificates to the Purchaser in accordance with the terms of the Agreement, free and clear of all Encumbrances.

3.4
On the Closing Date, the Purchaser acquires the full exclusive and unconditional ownership of the Shares and Profit Certificates as well as all rights which as of the Closing Date are attached to the Shares and Profit Certificates, including the right to any dividends paid with respect to the financial year preceding the financial year started on January 1st, 2018.

3.5	The Company has full, exclusive and unconditional right and title to the shares of Chemogas, i.e. hundred percent of the shares (i.e. five thousand (5,000) shares).

3.6	Chemogas has full, exclusive an unconditional title to all shares of the Subsidiaries as set out below:

a.	Stereo Sdn Bhd: hundred percent of the shares (i.e. one million (1,000,000) shares);

b.	Stereo Pte Ltd: hundred percent of the shares (i.e. hundred (100) shares);

c.	Stereo Pty Ltd: hundred percent of the shares (i.e. hundred (100) shares); and

d.	Stereo Gas Philippines: ninety-nine point ninety-nine percent of the shares (i.e. ten million nine hundred ninety-nine thousands nine hundred ninety-seven (10,999,997) shares).

3.7
The shares of the Subsidiaries constitute all the outstanding shares of the capital stock of Chemogas, Stereo Sdn Bhd, Stereo Pte Ltd, Stereo Pty Ltd, and Stereo Gas Philippines respectively with the exception of three shares in Stereo Gas Philippines, which are owned by respectively Mr. Generoso S. David III, Mr. Jobert Q. Cuenca and Mr. Maricar R. Cuenca. They are legally and validly issued and fully paid up, and have not been issued in violation of any pre-emption or any other rights. No other class of capital stock, profit participation certificates or founders shares has been authorized or issued by the Subsidiaries, nor are there outstanding any securities which are convertible into capital stock, nor any warrants or options to acquire shares. There are no agreements or arrangements outstanding obliging the Subsidiaries to issue any securities of any kind or any agreement or arrangement which gives any Person the right to acquire shares or securities in the Subsidiaries.

3.8
Except for the Profit Certificates, none of the Company or the Subsidiaries has either issued any profit sharing certificates (“winstbewijzen” / “parts bénéficiaires”) or granted any other rights to share in its profits, nor granted any other rights to third parties (including but not limited to the Staff) entitling such third parties to share in its profits.

3.9
No rights, including but not limited to option rights, warrants, convertibles and similar instruments, have been granted or issued relating to any shares (whether already issued or not) in the share capital of the Company or any of the Subsidiaries.

3.10
None of the Company or Subsidiaries holds any shares or other interest, whether directly or indirectly, in any corporation, company, partnership, association or other legal entity, other than those described in Articles 3.5 and 3.6.

4.	Annual Accounts and Subsidiaries’ Annual Accounts

4.1.	The Annual Accounts and the Subsidiaries’ Annual Accounts :

(i)	Have been prepared in accordance with the Accounting Principles applied on a consistent basis during the preceding three (3) financial years; and

(ii)
Give a true and fair view of the consolidated assets, liabilities, net asset value, financial position, solvency, liquidity and result of the Company and the Subsidiaries at the date and for the period indicated, in accordance with the Accounting Principles.

4.2.
The Annual Accounts and the Subsidiaries’ Annual Accounts have been prepared, adopted, filed and published in due time and in accordance with their respective articles of association and applicable law.

4.3.
None of the Company or the Subsidiaries has any obligation or liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), other than: (a) liabilities and obligations set forth on face of the Annual Accounts and the Subsidiaries’ Annual Accounts; (b) liabilities and obligations which have arisen since the date of the Annual Accounts and Subsidiaries’ Annual Accounts in the Ordinary Course of Business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit); and (c) liabilities and obligations in respect of pensions.

4.4.	The Company and the Subsidiaries have fulfilled their obligations to timely approve and publish the Annual Accounts and Subsidiaries’ Annual Accounts for the financial years 2015, 2016 and 2017.

4.5.
None of the Company or the Subsidiaries has received any unconditional or conditional shareholders’ contributions or any equity or other capital contributions of any nature that involve any repayment obligations of the Company or any of the Subsidiaries.

4.6.
The Company and the Subsidiaries make and keep in all material respects accurate books and records reflecting its assets and properties, revenues, expenditure and liabilities in accordance with applicable laws and regulations.

4.7.	There are no unamortised debt finance costs recorded as an asset in the Annual Accounts and/or any of the Subsidiaries’ Annual Accounts for the financial year closed per December 31, 2018.

4.8.
To the Sellers’ knowledge, there are no off balance sheet obligations other than the off balance sheet pensions set forth in the PwC financial and tax vendor assist reports (i.e. the documents 06.04.01, 06.04.02, 06.04.03 and 06.04.01 in the Data Room).

4.9.	The gas disposal and waste treatment business is accounted for by matching costs to revenue recognition.

4.10.
There have been no changes in or to the accounting policies of the Company or any of the Subsidiaries which have impacted the proforma consolidated normalised EBITDA, other than in respect of the investment in valves, which used to be booked directly as costs but have since January 2019 been booked and amortized as assets.

4.11.	The Company and Chemogas only issue invoices in euros.

4.12.
The information provided by the Sellers to PwC in connection with PwC’s assessment and preparation of the financial and tax vendor assist reports (i.e. the documents 06.04.01, 06.04.02, 06.04.03 and 06.04.04 in the Data Room), is true and accurate and Sellers have not knowingly or negligently omitted to provide PwC with any information that would, if it had been so provided, cause the financial and tax vendor assist reports, as rendered by PwC, to be untrue or inaccurate.

4.13.
Based on the assumptions made, which to the Seller’s knowledge are reasonable and based on information known at the time of the calculation (November 2018), and methodology stated on page 58 of the PwC financial and tax vendor assist report (document 06.04.01 in the Data Room), the net liability related to the defined benefit plans for an amount of EUR 531.000, covers, to the Sellers’ Knowledge, the present value (at the time of calculation in November 2018) of the Company’s expected future obligations with respect to pension payments, related to past service until 31

December 2018. All persons which at the time of the calculation (November 2018) were entitled to future pension payments that will be paid from existing Company’s defined benefit pension plans, were taken into account in the calculation of the net liability.

4.14.	Throughout calendar year 2018, the business has been executed at a normal operating activity.

5.	Absence of Changes and Events

5.1.
Since the Locked Box Accounts Date and until the Closing Date, the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business consistent with past practices (including, but not limited to, (i) payment of accounts payable when due without entering into arrangement having the purpose of postponing the due dates thereof as compared to the Ordinary Course of Business; (ii) the collection of accounts receivable without accelerating the collection thereof as compared to the Ordinary Course of Business; and (iii) that no investments or purchases have been postponed as compared to the Ordinary Course of Business) and there has not been:

(i)
Any material adverse change in the financial position of the Company or any of the Subsidiaries or, to the Sellers’ knowledge, any event, occurrence, development or state of circumstances or facts which would reasonably be expected to result in an adverse change;

(ii)
Any declaration, setting aside or payment of any interim or other dividend or other distribution with respect to any shares of the Company or any of the Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares (or any agreement to do any of the foregoing);

(iii)
Any incurrence, assumption or guarantee by the Company or any of the Subsidiaries of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

(iv)	Any forgiveness or cancellation of debts or claims, or waiver of any rights of each of the Company and Subsidiaries;

(v)	Any incurrence of debt by each of the Company and Subsidiaries, other than trade payables incurred in the Ordinary Course of Business;

(vi)
Any creation or assumption by the Company or any of the Subsidiaries of any Encumbrance on any of their assets other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

(vii)	Any making of any loan, advance or capital contributions to or investment in any Person;

(viii)
Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets affecting the Company or any of the Subsidiaries which, individually or in the aggregate, has resulted or, to the Sellers’ knowledge, would reasonably  be expected to result in a material adverse change;

(ix)
Any transaction or commitment made, or any contract or agreement entered into, by the Company or any of the Subsidiaries relating to their assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of the Subsidiaries of any contract or other right, in either case, material to the Company or any of the Subsidiaries taken as a whole, other than transactions and commitments in the Ordinary Course of Business consistent with past practices and those contemplated by the Agreement;

(x)
Any change in any method of accounting or accounting practice by the Company or any of the Subsidiaries, other than in respect of the investment in valves, which used to be booked directly as costs but have since January 2019 been booked and amortized as assets;

(xi)
Any (i) grant of any severance or termination pay to any Director, officer or Staff of the Company or any of the Subsidiaries; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Director, officer or Staff of the Company or any of the Subsidiaries; or (iii) increase in compensation, bonus or other benefits in cash or in kind payable to Directors, officers or Staff of the Company or any of the Subsidiaries, other than in the Ordinary Course of Business consistent with past practices;

(xii)
Any labour dispute, other than routine individual grievances, or any activity or proceeding by a labour union or representative thereof to organise any Staff of the Company or any of the Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof in writing by or with respect to any employees of the Company or any of the Subsidiaries;

(xiii)
Any substantial or important long-term customer of or long-term supplier to any of the Company or Subsidiaries which has ceased to trade with the Company or any of the Subsidiaries or has given or is under notice of termination (other than in the Ordinary Course of Business, which includes winning or losing customers of or suppliers to any of the Company or Subsidiaries from time to time);

(xiv)
Any incurrence of bad or doubtful debt or knowledge of any circumstances making bad or doubtful any previously incurred debts and all debts incurred since the Locked Box Accounts Date which are not still outstanding have been paid when due;

(xv)
Any failure to perform in accordance with their terms all contracts and orders with customers or any discontinuance of obtaining new contracts and orders in the Ordinary Course of Business in accordance with past practice;

(xvi)	Any failure to keep proper accounting records or make therein true and complete entries of all dealings and transactions;

(xvii)	Any failure to pay off creditors on a timely basis; or

(xviii)	Any material change in the number of cylinders and transportable tanks as recorded in the fixed assets register on the Locked Box Accounts Date.

6.	Property

6.1.	Real Property

6.1.1.	The Real Property set forth in Annex 10, 6.1 hereto comprises all real property owned by the Company and any of the Subsidiaries.

6.1.2.
Each of the Company or the Subsidiaries that owns Real Property, has full title to such Real Property and possesses all deeds and documents relating thereto. The Real Property is duly registered as owned by the relevant Company or Subsidiaries in all the relevant registers.

6.1.3.	None of the Real Property has been placed on a list of protected historical buildings, protected landscape or any similar list.

6.1.4.
The Real Property has neither been sold nor agreed to be sold and no lease agreement, purchase options, rights of first refusal or other preferential purchase rights have been entered into or granted in relation to the Real Property.

6.1.5.
No governmental subsidy has been requested or granted with respect to the Real Property which is subject to any conditions which have yet to be fulfilled in connection with the use and general classification of the property and during the five (5) year period preceding the Closing Date there have been no applications for a governmental subsidy which have been rejected by the competent Authority.

6.2.	Leasehold Property

6.2.1.
Except Chemogas, Stereo Gas Philippines, and Stereo Sdn Bhd, none of the Company or the Subsidiaries rents any real property or has made any commitment, contingent or otherwise, to rent any real property.

6.2.2.
A comprehensive list of all Leasehold Property is set out in Annex 10, 6.2.2 . All of the Leasehold Property has been rented out or rented on the terms and conditions set out in the Data Room. No other agreements, whether verbal or in writing, pertaining to the Leasehold Property exist with the lessors thereof and no obligations have been assumed other than those which appear from the Lease Agreements.

6.2.3.
All obligations towards the lessors arisen from the Lease Agreements have been complied with and paid when due. There are no rent disputes pending or, to the Sellers’ knowledge, threatening. All leases in respect of the Leasehold Property have been duly registered. There are no rent reviews in the course of being determined or exercisable by the lessor from a date prior to the date of the Agreement for any of the Lease Agreements. There have been no damages or changes made to the Leasehold Property that could result in an aggregate liability exceeding EUR 10,000.00 per property. There are no rent-free periods in any lease agreements concluded by the Company or any of the Subsidiaries.

6.2.4.	None of the Leasehold Property has been leased to any Person other than the Company or any of the Subsidiaries and no other right of (sub-

)lease, use or enjoyment of any of the Leasehold Property has been granted or promised to any Person other than the Company or any of its Subsidiaries.

6.2.5.	None of the Leasehold Property has been placed on a list of protected historical buildings, protected landscape or any similar list.

6.2.6.
The buildings and structures on the Leasehold Property identified in the Data Room hereto are owned by the Company or any of the Subsidiaries, free and clear from any Encumbrances and any other rights of any nature whatsoever, whether contractual or otherwise, in favor of third parties. The relevant Company or Subsidiaries has in its possession all original deeds and documents relating to such buildings and structures.

6.3.	Real Property and Leasehold Property – common provisions

6.3.1.
The Real Property is not subject to any Encumbrances other than those referenced in the property titles provided in the Data Room. There are no claims or complaints with respect to any neighbouring property.

6.3.2.
The Leasehold Property is not subject to any easements (“erfdienstbaarheden” / “servitudes”) or similar rights applicable under the relevant jurisdiction, other than those referenced in the Lease Agreements provided in the Data Room. There are no claims or complaints with respect to any neighbouring property.

6.3.3.	The Real Property and the Leasehold Property are in good state of maintenance and repair, normal wear and tear excepted and, to the Sellers’ knowledge, fit for their present use.

7.	Company Property

7.1.
The Company and the Subsidiaries have full title to the Company Property. No item of the Company Property is subject to any Encumbrances, leases, options to lease or rights of use of any nature whatsoever nor to any other rights of any nature whatsoever, whether contractual or otherwise, in favour of third parties or subject to any retention of title.

7.2.
The Company and the Subsidiaries are entitled to the unrestricted use of all Company Property required to enable the Company and the Subsidiaries to conduct their businesses as they are currently conducted and, to the Sellers’ knowledge, the Company Property is in a good state of maintenance and repair, normal wear and tear excepted.

7.3.
To the Sellers’ knowledge the inventory (“voorraden” / “stocks”) including parts, components, equipment, packaging and promotional material has been acquired or produced in the Ordinary Course of Business of the Company or the Subsidiaries and is of a quality useable and/or saleable in the Ordinary Course of Business and its quantity is reasonable for the level at which the businesses of the Company and the Subsidiaries are currently conducted.

8.	Insurance

8.1.
The Company and the Subsidiaries have concluded, and maintain in full force and effect, the Insurance Policies as listed in Annex 10, 8.1. None of the Company or the Subsidiaries has entered into any insurance policies other than the Insurance Policies.

8.2.
All premiums on the Insurance Policies, which have fallen due on or before the Closing Date, have been paid and the Company and the Subsidiaries have fulfilled all their obligations under the Insurance Policies.

8.3.
Each of the Company and the Subsidiaries has duly and in a timely manner notified the relevant insurance companies of the occurrence of any event giving rise or likely to give rise to insurance coverage.

8.4.
The relevant Insurance Policies contain accurate descriptions of the insured properties, including but not limited to all buildings and other structures forming part of the Real Property and the Leasehold Property, and offer the Company and the Subsidiaries adequate cover against all risks normally insured against by Persons carrying on a similar business as the Company and the Subsidiaries and in particular adequately insure the assets (including any electronic data or software) of the Company and the Subsidiaries against loss as a result of fire. The Insurance Policies further adequately insure the Company and the Subsidiaries against third party liability, product liability, accident, professional liability, consequential damages and damages and losses resulting from business interruption.

8.5.
No notifications have been received with regard to (i) the non-renewal of any Insurance Policy or renewal on less favourable terms and conditions than those which are currently in place; or (ii) any refusal to indemnify the Company or any of the Subsidiaries in relation to a particular event.

8.6.	The signing of the Agreement does not entitle the relevant insurance companies to terminate any Insurance Policy.

8.7.	The Insurance Policies listed in Annex 10, 8.1 are sufficient for the Company and the Subsidiaries to be in compliance with the mandatory requirements imposed by applicable laws and regulations.

9.	Intellectual Property

9.1.	Intellectual Property – Ownership

9.1.1.	The details of the IP Rights owned by the Company or the Subsidiaries are set out in Annex 10, 9.1.1.

9.1.2.
The Company or the Subsidiaries are the sole legal and beneficial owners of the IP free from all third party rights, rights similar to exclusive licences, or purchase options rights exercisable in favour of third parties.

9.1.3.
There is no pending action to which the Company or the Subsidiaries are a party challenging the ownership, validity scope of right (including but not limited to Licence Agreements), or enforceability of any IP and there is no written threat of any such action.

9.1.4.	None of the IP is subject to any compulsory licensing or the granting of any licenses of right.

9.2.	Intellectual Property – Maintenance

9.2.1.
All documents material to the right, title and interest of any of the IP and all documents and materials necessary for the prosecution or maintenance (as applicable) of all applications and registrations in relation to the IP are part of the records or materials in the possession and ownership or under the control of the Company or the Subsidiaries.

9.2.2.
All reasonable steps have been taken for the diligent maintenance and protection of the IP. All application and renewal fees and other costs and charges in relation to the maintenance of the registrations and the prosecution of all applications in relation to the IP and all other payments due and payable by the Company or the Subsidiaries in respect of the IP have been paid up to the Closing Date.

9.2.3.	The Company and the Subsidiaries have not received any adverse opinion, whether from any registry concerned or from any of its advisers, in relation to any application for registration of the IP.

9.3.	Intellectual Property – Adequacy

9.3.1.
All the IP Rights necessary to operate the business of the Company and the Subsidiaries as these are conducted at the date of this Agreement are either (i) included in the IP or (ii) licensed-in by the relevant Company or Subsidiary pursuant to a License Agreement or any other agreement. These IP Rights will not be adversely affected by the execution of the Agreement or the consummation of the Transaction.

9.4.	Intellectual Property – License Agreements

9.4.1.	Copies of all material License Agreements and other agreements in relation to the IP (including assignment agreements) are provided in the Data Room.

9.4.2.
The Company and the Subsidiaries have not been granted any IP Rights or licenses to use or exploit third party IP Rights, whereof the loss, termination or expiration would cause material adverse effect to the operation of the Company or the Subsidiaries’ business and which loss, termination or expiration is likely to occur on, or within 12 months after the Closing Date.

9.4.3.
All the fees payable by the Company or the Subsidiaries under License Agreements and other agreements (including assignment agreements) relating to the IP Rights (other than IP) used by the Company or the Subsidiaries, have been paid up to the Closing Date.

9.5.	Intellectual Property – Infringement

No third party (including (former) Staff, (former) consultants, (former) non-Staff subcontractors, (former) Directors, (former) officers) is currently infringing or has been infringing the IP. The Company or the Subsidiaries have not received any written notice that they infringe any IP Rights of any third party and the Company or the Subsidiaries do not infringe and have not infringed any IP Rights of any third party. There are no existing or, to the Sellers’ knowledge, threatened claims (of which the Company or the Subsidiaries has had notice of), actions or proceedings relating to any IP or IP Rights of any third party, taken by or against the Company or the Subsidiaries.

9.6.	Intellectual Property – Creation of Intellectual Property Rights

All parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by the Company or the Subsidiaries from time to time and who, in the course of such engagement created, discovered, conceived or developed work in which IP Rights subsists or arose or might reasonably have been expected to do so are bound by agreements with the Company or the Subsidiaries whereby all such IP Rights are assigned to the relevant Company or Subsidiary, and all such agreements contain terms which prevent such parties disclosing confidential information and know-how about the Company or the Subsidiaries and their business. No such party has, or has made any written claim to, any right, title or interest in or in respect of such IP Rights or to any compensation or remuneration in relation to such IP Rights in addition to the general compensation or remuneration contractually agreed.

9.7.	Intellectual Property – Confidential information and know-how

The Company and the Subsidiaries have at all times kept confidential all confidential information and know-how (whether technical, financial or commercial, and including, without limitation, techniques, instruction manuals, formulae, trade secrets and information in respect of their agents, suppliers and customers and any other person who has had dealings with it) including any other sensitive information relating to the business or affairs of the Company or any of the Subsidiaries. The Company and the Subsidiaries have maintained the confidentiality of their confidential information and know-how. The Company and the Subsidiaries have enforced and are operating procedures in order to maintain the confidentiality of their confidential information and know-how. Where applicable the Company and the Subsidiaries have entered into secrecy agreements.

The above confidentiality has not at any time been breached and the Company and the Subsidiaries have not disclosed any of their confidential information or know-how to any third party other than under binding arrangements of confidentiality.

10.	Data protection

None of the Company or the Subsidiaries has received any written notice that it infringes any privacy rights of any third party and none of the Company or the Subsidiaries infringes and/or has infringed any privacy rights of any third party. There are no existing or, to the Sellers’ knowledge, threatened claims, actions or proceedings relating to privacy rights of any third party, taken by or against the Company or any of the Subsidiaries.

11.	Information Technology

11.1.
Each of the Company and Subsidiaries either owns or has the right to use the IT systems necessary for or used in or in connection with its business (including applications therefore). These IT systems at the date of the Agreement are the only information technology required by the Company and the Subsidiaries to carry on their businesses in the manner currently carried on and to fulfil any existing contracts, commitments, plans and proposals.

11.2.
No third party (including (former) Staff, (former) consultants, (former) non-Staff subcontractors, (former) officers, (former) Directors) is currently infringing or has been infringing any of the rights in the IT systems. None of the Company or the Subsidiaries infringes and has infringed any third party rights in the IT systems. There are no existing or, to the Sellers’ knowledge, threatened claims, actions or proceedings relating to the IT systems taken by or against the Company or any of the Subsidiaries.

11.3.
The IT systems have been regularly maintained and replaced and to the Sellers’ knowledge they are in good working order. Each of the Company and the Subsidiaries has sufficient user information as to enable reasonably skilled personnel in the field to use and operate the IT systems without need for further assistance.

11.4.	Each of the Company and the Subsidiaries has the benefit of arrangements consistent with the industry standards for the maintenance and support and disaster recovery of the IT systems.

11.5.
None of the Company or the Subsidiaries has suffered a material disruption or interruption to its business in the last six (6) months due to any failure or breakdown of the IT Systems used by it (or any part of them) and there are no circumstances which are likely to give rise to such a disruption or interruption.

11.6.	Each of the Company and the Subsidiaries maintains and keeps up-to-date:

(i)	Reasonable physical and logical security processes and software to protect the IT systems used by it and any data held on such IT systems;

(ii)	Reasonable procedures to prevent unauthorised access or the introduction of viruses or similar destructive code;

(iii)	Reasonable procedures for the taking and storing on-site and off-site of back-up copies of the software used by it and any data held on the IT systems; and

(iv)
Back-up systems and procedures sufficient to enable it to continue to function without any material disruption or interruption in the event of a material failure or breakdown of any part of the IT systems used by it or the destruction, corruption or loss of access to any of the data held thereon.

11.7.
All the fees payable by the Company or any of the Subsidiaries under a software or hardware License Agreement or other agreement relating to the IT systems, have been paid up to the Locked Box Accounts Date.

11.8.
Any encryption technology or any other component of the products or services owned or used by the Company or any of the Subsidiaries is in compliance with domestic or international export or import regulations.

11.9.
None of the Company or the Subsidiaries has at any time done anything in relation to any Software owned by the Company or the Subsidiaries which requires (i) the disclosure or otherwise making available of such software as open Source Code; or (ii) the disclosure or otherwise making available any Source Code relating to such Software.

11.10.
The relevant Company or Subsidiary has in its possession and control all Source Codes relating to all Software in which it owns IP, and has not disclosed any such Source Code to any third party. No event has occurred which requires the release of any such Source Code to any party under any escrow arrangement or otherwise.

11.11.
With regard to the ERP Software in use by the Company and the Subsidiaries, the Company or Subsidiary is a party to (i) a valid and enforceable agreement in respect of the deposit of the Source Code of the ERP Software in escrow copies or to (ii) a valid and enforceable agreement in respect of the making available of the Source Code of the ERP Software to the Company or the Subsidiaries. There have been no breaches of the terms of such agreements by any contracting counterparts.

12.	Employees, Social Security and Pensions

12.1.
The Company and Subsidiaries have no employees and workers other than the Staff. Annex 10, 12.1 is a complete list of all the Staff. All employment conditions applicable to the Staff including salaries and all fringe benefits (including but not limited to stock option plans, employee profit sharing schemes, bonus plans, the use of a company motor vehicle, use of a mobile telephone, collective insurance schemes and lunch vouchers), and specifies in respect of each Staff member, his or her date of birth and the date on which the Staff member started his or her employment with the relevant Company and Subsidiaries are provided in section 4 and in the Q&A of the Data Room.

12.2.
Annex 10, 12.2 lists all the management agreements and the agreements for the provision of services (“overeenkomst tot het verrichten van diensten” / “contrat de prestation de services”) with the Company or any of the Subsidiaries and which represent an annual cost to the Company or any of the Subsidiaries of at least EUR 5,000 with reference to their remuneration, term, benefits and notice period.

12.3.	The contracts with the Staff do not provide for a notice period in excess of the statutory notice periods or other arrangements exceeding statutory termination requirements.

12.4.
None of the Company or the Subsidiaries has any obligation, whether legally or established by custom, to pay to any of its former employees, directors or independent contractors any salary, pension, fringe benefit or premium.

12.5.
Save as set forth in Clause 12.1 there are no bonus, profit sharing, savings, redundancy or exit arrangements, share option or stock appreciation rights schemes or share repurchase schemes in existence for the account of the Company or any of the Subsidiaries or for the benefit of the Staff, independent contractors or former employees or independent contractors. To the extent that there are any such arrangements or schemes, the signing of the Agreement does not affect any right thereunder.

12.6.
The consummation of the Transaction will not (i) entitle any member of the Staff or Person engaged in a management agreement or services agreement as listed in Annex 10, 12.2 to severance pay, unemployment compensation, bonus payment or any payment, or (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such member or Person, or (iii) entitle any such member or Person to terminate, shorten or otherwise change the terms of his/her/its employment/management agreement/services agreement.

12.7.
There are no delays and during the past twenty-four (24) months there have been no delays in the payment of salaries, fringe benefits and other financial obligations towards the Staff, the Directors, the independent contractors or former Staff or

Directors or independent contractors that could lead to a dispute with the Company or any of the Subsidiaries. All holidays the Staff was entitled to use or to receive financial compensation for, have been provided for in the relevant Annual Accounts or the Subsidiaries’ Annual Accounts.

12.8.
There is no dispute pending or, to the Sellers’ knowledge, threatened with respect to any of the Staff. During the past twenty-four (24) months there have been no strikes or other labour disputes between the Company or any of the Subsidiaries and its Staff and/or any trade union and no circumstances exist that may lead to a collective labour dispute. To the Sellers’ knowledge, none of the Staff is expected to terminate its employment agreement with the Company or any of the Subsidiaries as a result of the Agreement.

12.9.
Each of the Company and to the Sellers’ knowledge each of the Subsidiaries has at all times complied with the labour and social security laws and implementing regulations applicable to it from time to time. Each of the Company and to the Sellers’ knowledge each of the Subsidiaries is in compliance with all legal and regulatory requirements related to the organisation of workers’ councils, health and security councils, social elections and all similar legislation. Each of the Company and to the Sellers’ knowledge each of the Subsidiaries has correctly declared all elements of remuneration in the broadest sense of the word and paid all amounts due to the social security authorities and all the withholding taxes due to the tax administration. The Sellers are not aware of any facts or claims which could give rise to any additional social security contributions or withholding taxes or liability not reserved in the relevant Annual Accounts and Subsidiaries’ Annual Accounts.

12.10.
Each of the Company and Subsidiaries has complied with all individual labour agreements and all applicable collective bargaining agreements. All remuneration and sums to be paid to the Staff have been calculated and paid in conformity with the applicable legal and tax rules. All social security payments and withholding tax payments due and payable at or prior to the date of the Agreement have been made in due time. All variable remuneration the Staff is eligible for, is subject to clear and objective targets and conditions and cannot give rise to valid claims based on the principle of non-discrimination or based on the lack of clear communication. None of the Company or the Subsidiaries has any unsatisfied obligation, whether in the form of a requirement to give notice or payment of an indemnity in lieu thereof, towards any persons with regard to the termination of their employment with the Company or any of the Subsidiaries prior to the date of the Agreement, or in relation to holiday pay (“vakantiegeld” / “pécule de vacances”), payment of end of year or other premiums or similar items.

12.11.
The Company and the Subsidiaries have complied with any information or consultation obligations vis-à-vis any employee representative body with respect to the Agreement and its consequences on the relevant Company’s and Subsidiaries business, and none of the Company or the Subsidiaries has incurred any liability as a result of the failure to comply with any such obligations.

12.12.	No Key Staff has given or been given notice of termination of employment, and, to the Sellers’ knowledge, no Key Staff has the intention to leave his/her employment.

12.13.
The extra-legal pension arrangements, guaranteed income insurance and collective pension insurance schemes of the Company and the Subsidiaries are provided in the Data Room. The individual pension commitment provided for in the “Terms and conditions for paid office as a member of the executive committee” of December 23, 2018 of Sebastien Verwilghen is put into place.

12.14.	All premiums that have fallen due in respect of the Pension Arrangements have been paid or are adequately provided for.

13.	Agreements

13.1.
All agreements have full force and effect and are valid, binding and enforceable in accordance with the conditions they stipulate. No notice of termination has been notified and, to the Sellers’ knowledge, no co-contracting party of the Company or any relevant Subsidiaries has the intention to terminate any such agreement.

13.2.
To the Sellers’ knowledge, none of the Company or the Subsidiaries is a party to an agreement which has not been concluded under the normal course of business (including but not limited to, prices unusually high or low, time periods unusually long or short, or any other terms and conditions which could be regarded as unusual compared to other operators of the market in which the Company or any of the Subsidiaries is active).

13.3.
To the Sellers’ knowledge, none of the Company, or the Subsidiaries, or any other party to an agreement, infringe or fail to execute, any provision of the agreement, including the prohibition to subcontract to third parties, as well as – regarding the agreements entirely or in part based on public procurement contracts –, all provisions applicable to public procurement procedures and their implementation.

13.4.	The execution of the Agreement, the realisation of the operations it foresees and the abiding by its terms:

(i)	Shall not constitute a violation, or a failure and shall not come into conflict with the terms and conditions of an agreement;

(ii)	Shall not give another party the right to terminate, cancel, annul, or modify in an adverse manner for the Company or any of the Subsidiaries, the terms or conditions of an agreement.

13.5.
Except for such agreements as provided in the Data Room, no agreement contains a provision requiring the consent of a party in the event of a change of control or ownership of the other party or the payment of any premium or penalty related to an anticipated payment or any earlier performance.

13.6.
None of the Company or the Subsidiaries has granted or offered any guarantees, indemnifications or similar mechanisms which go beyond what can be regarded as usual on the market in which the Company or any of the Subsidiaries is active and/or which are not consistent with past practices of the Company or any of the Subsidiaries. No liability ceiling clause is null or void.

13.7.	On the Closing Date, there are no hedging contracts in place across the Company and/or any of the Subsidiaries.

13.8.
No exit costs, other than the payment of a lumpsum equal to the pro rata part of the fixed consideration for 6 months, are due with respect to the management agreement of February 27, 2018 concluded between Christophe Marque and Stereo Sdn Bhd.

14.	Commitments

14.1.
None of the Company or the Subsidiaries is a party to any co-operation agreement, including but not limited to joint venture agreements, shareholders’ agreement, consortium agreements, profit sharing agreements or agreements for joint research and development.

14.2.	None of the Company or the Subsidiaries has issued any declaration promising to refrain from granting any mortgage or pledge other Encumbrance.

14.3.
On the Closing Date, none of the Company or the Subsidiaries is bound by any loan agreement (either as a lender or as a borrower) or obtained any credit facility other than as listed in Clause 8.8.1 of the Agreement. Neither the Sellers nor any third party has given any guarantee or security in respect of any loan agreement or credit facility granted to the Company or any of the Subsidiaries which is in force on the closing Date. None of the Company or the Subsidiaries has received any notice requiring payment of any such loans, borrowings, or other facilities, or intimating the enforcement by the lenders of any security which they hold over any assets of the Company or any of the Subsidiaries and there are no circumstances likely to give rise to any such notice being given.

14.4.
On the Closing Date, none of the Company or the Subsidiaries either acts as a surety for, or has issued any guarantee or provided any security in favour of, any third party or the Sellers, or agreed to do any of the foregoing. None of the Company or the Subsidiaries has issued any letter of comfort or similar statement in relation to any obligation of any third party or the Sellers.

14.5.
None of the Company or the Subsidiaries is a party to or bound by any agency agreement, distribution agreement, franchise agreement, exclusive sales agreement, exclusive purchase agreement or any agreement under which it has non-compete obligations, other than as provided in the Data Room.

14.6.
There is no outstanding deferred consideration or share purchase agreement related claims known or, to the Sellers’ knowledge, expected related to the acquisition of the stereo group pursuant to a share purchase agreement concluded between Chemogas, Christophe Marque and Mr. Rafidha Ramli on February 27, 2018 or the original buy out by the Company to Linde Gas Benelux pursuant to a share purchase agreement and an asset purchase agreement on July 7, 2016. The deferred consideration due pursuant to the share purchase agreement concluded between Chemogas, Christophe Marque and Mr. Rafidha Ramli on February 27, 2018 was fully paid prior to December 2018.

15.	Subsidies, Grants and Allowances

None of the Company or the Subsidiaries has during the past three (3) years received or is expected to receive any subsidy, grant, State aid or allowance in an amount exceeding EUR 10,000 from any Authority.

16.	Banks

16.1.	None of the Company or the Subsidiaries maintains or uses any bank accounts or safety deposit boxes other than those listed in Annex 10, 16.1.

16.2.	Annex 10, 16.2 gives a complete list of all Persons who have access to or signing power in respect of any such accounts or safety deposit boxes.

16.3.	The repayment of the bank debt of the Company and any of the Subsidiaries does not entail any break costs.

17.	Litigation and Absence of Proceedings

17.1.
None of the Company or the Subsidiaries is involved in or a party to or to the Sellers’ knowledge threatened in writing with any suit, action, legal or administrative proceeding, investigation or arbitration or other method of settling disputes or disagreements or governmental investigation, other than those listed in Annex 10, 17.1. All of the claims represented by such proceedings, pending or threatened are covered by an insurance or are appropriately reserved against in the relevant Annual Accounts or Subsidiaries’ Annual Accounts in accordance with the Accounting Principles. None of the Company or Subsidiaries is currently, and has been over the past three (3) years, subject to any judgement, consent decree, binding arbitration or regulatory order which has a material adverse effect on the Company or any of the Subsidiaries business at the date hereof.

17.2.
None of the Company or the Subsidiaries is in default with respect to any order, writ, injunction or decree of any court, department, agency, or instrumentality to which it is subject or by which it is bound.

17.3.
No action at law and no investigations or proceedings of any kind are now pending or threatened in writing to liquidate or dissolve the Company or any of the Subsidiaries or to declare any of the corporate rights, licenses, powers or privileges of the Company or any of the Subsidiaries to be null and void.

17.4.
None of the Company or the Subsidiaries has, with respect to any aspect of its activities, received notice, summons or official request of any kind from any Belgian competition Authority or the European Commission or from any Authority in any other jurisdiction competent in competition and anti-trust matters.

18.	Anti-trust and Unfair Competition

18.1.
To the Sellers’ knowledge, none of the Company or the Subsidiaries is a party to any agreement, arrangement or concerted practice or is conducting any business which in whole or in part contravenes any antitrust, merger control, fair trading, consumer information and protection or any similar legal or regulatory requirement in any jurisdiction where such Company or any of the Subsidiaries conducts its business or owns, leases or otherwise uses any assets.

18.2.	[REDACTED].

19.	Anti-Bribery and Anti-Corruption

19.1.
Neither the Company, nor any of the Subsidiaries nor, to the Sellers’ knowledge, any of the Persons entitled to represent or act for or on behalf of any of the latter has, directly or indirectly, in furtherance of or in connection with the business of the Company or any of the Subsidiaries (a) offered, promised or given any financial or other advantage or inducement to any Person with the intention of unlawfully influencing (i) any representative of any Authority in the performance of his or her public functions or (ii) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful, (b) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role, (c) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee or (e) otherwise taken any action that constitutes a violation of Articles 246, 247, 492bis, 504bis, and 504ter of the Belgian criminal Code (the “Anti-Corruption Provisions”). Neither the Company, nor any of the Subsidiaries nor, to the Sellers’ knowledge, any of the Persons entitled to represent or act for or on behalf of any of the latter has received any notice, inquiry, or internal or external allegation of any actual or potential violation or wrongdoing related to any Anti-Corruption Provisions; made any voluntary or involuntary disclosure to a governmental, administrative, or regulatory body of any actual or potential violation or wrongdoing related to any applicable Anti-Corruption Provisions; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any applicable Anti-Corruption Provisions, and no event has occurred or circumstance exists that is likely to give rise to any such investigation or action by any governmental, administrative or regulatory body regarding any offense or alleged offense under any applicable Anti-Corruption Provisions.

20.	Permits, Legality of Operations, Environmental Matters

20.1.	Each of the Company and the Subsidiaries has all Permits necessary for carrying out and continuing its operations and business as presently carried out.

20.2.
To the Sellers’ knowledge, no event has occurred as a result of which any of the Permits may be withdrawn or negatively affected. To the Sellers’ knowledge, no withdrawal, suspension or negative change in respect of any of the Permits is expected to occur. To the Sellers’ knowledge, none of the Permits will be withdrawn or negatively affected by the Agreement.

20.3.
The operations and the business of each of the Company and the Subsidiaries are carried on in a manner which is consistent with, and within the limits prescribed by, the Permits and all applicable legislation and regulations and there are no circumstances or events as a result of which the Company or any of the Subsidiaries will no longer be able to comply with any of the Permits or any applicable legislation or regulations. All built Real Property has been built in accordance with the relevant Permits, except for the following incidents of non-compliance with respect to the Chemogas’ plant in Grimbergen (the “Incidents of Environmental Non-Compliance”):

(i)	Non-compliance between 2013 and 2017 with the maximum permitted abstraction volume of groundwater;

(ii)	Non-compliance with the air emissions threshold values applicable to the plant’s incinerator registered on December 14, 2017; and

(iii)	Unauthorised use of a 250kVa electrical transformer.

20.4.
Neither any zoning plan or urbanistic requirement imposed by any Authority, howsoever named, in respect of the area where the Company or any of the Subsidiaries is located, nor any Permits nor any other regulation, permit or licence limits the Company or any of the Subsidiaries in the use of its Real Property, Leasehold Property or Company Property in the Ordinary Course of Business.

20.5.
None of the Company or the Subsidiaries has, on any real property (including the Real Property and the Leasehold Property) at any period owned, leased or used by the Company or any of the Subsidiaries, carried out any activity or business that has resulted in (a) soil, subsoil or groundwater pollution requiring clean-up or other remedial works or requiring financial responsibility for the costs of such clean-up work or remedial work, or (b) any kind of environmental liability of the Company or any of the Subsidiaries, nor is there any source on such real property which has caused pollution of any neighbouring real property.

20.6.
None of the Company or the Subsidiaries is under any current obligation to carry out any clean-up work or other remedial work or has any financial responsibility for the costs of such clean-up work or other remedial work, under any applicable legislation or regulations or any judicial decision, arbitration award or decision of any Authority to which they may be subject.

20.7.
The Real Property, the Leasehold Property or any other real property presently or previously owned, leased or otherwise used by the Company or any of the Subsidiaries are not and have not been used for the manufacturing, generating, processing, storage, handling, use or disposal of any hazardous substances or waste except as may be permitted under any Permit of the Company or any of the relevant Subsidiaries; no underground tanks or other underground storage receptacles for those substances are located in such real property (including the Real Property and the Leasehold Property).

20.8.
There are no civil, criminal, administrative or any other types of claims or proceedings or investigations pending against or involving or affecting the Company or any of the Subsidiaries that have been notified to it, or, to the Sellers’ knowledge, to its Directors or Staff and, to the Sellers’ knowledge, there are no events which may result in any such claim, proceeding or investigation based on any Environmental Law.

20.9.	None of the Company or the Subsidiaries has undertaken any commitment:

(i)	For the voluntary investigation of the soil or ground water under such Real Property; or

(ii)
For the clean-up or containment of pollution of the soil or ground water under such Real Property, including the clean-up, containment or removal of any waste present at any of the real properties (including the Real Property and the Leasehold Property) at any period of time owned, leased or used by the company or any of the Subsidiaries.

20.10.
Over the last three years (3) years preceding the date of the Agreement, none of the Company or the Subsidiaries has received any complaint or notification in writing from any Person with respect to any Environmental Matter.

20.11.
Except for the Incidents of Environmental Non-Compliance, each of the Company and the Subsidiaries has over the last three years (3) years preceding the date of the Agreement complied in full with all provisions of all Environmental Laws as may be applicable. None of the Company or the Subsidiaries has incurred any liability or costs vis‑à‑vis any Authority or any third party as a result of, or in connection with, any non-compliance with any Environmental Law.

20.12.	There is no asbestos present in any of the buildings or plants, presently or previously owned, leased or otherwise used by the Company or any of the Subsidiaries.

20.13.
All products exported by the Company or any of the Subsidiaries are duly authorised as required by applicable law and compliant with any terms, conditions, or restrictions under any applicable export permits or authorisations.

20.14.
Any private radio network operated by the Company or any of the Subsidiaries are duly authorised as required by applicable law, and are operated compliant with any terms, conditions, or restrictions under any applicable permits or authorisations.

20.15.
All machinery and equipment used by the Company or any of the Subsidiaries on the Closing Date, is in a good state of maintenance and repair, normal wear and tear excepted, and complies with any applicable safety standards and regulations, and on the Closing Date the Company or the Subsidiary using such machinery or equipment is in the possession of all technical and safety documentation as required by applicable law.

21.	Taxes

21.1.	To the Sellers’ knowledge, each of the Company and the Subsidiaries complies and has always complied with all laws and regulations in relation to Tax applicable to each of them.

21.2.
Each of the Company and the Subsidiaries complies and has always complied with all laws and regulation in relation to transfer pricing provisions and none of them has received nor granted any abnormal or gratuitous benefits, nor any benefit that could result in an increase in their respective Tax liability.

21.3.
Each of the Company and the Subsidiaries has always duly, timely and correctly paid in full all Taxes for which it has been assessed, or which have become due with regard to the period up to and including the Closing Date.

21.4.
Each of the Company and the Subsidiaries has timely, properly and punctually made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Taxes which it was required to make, give, maintain or supply and all such returns, payments, withholdings, notices, records and information were complete and accurate. Furthermore, each of the Company and the Subsidiaries has made adequate provisions in the Annual Accounts or in the Subsidiaries’ Annual Accounts for all taxes not yet paid which are attributable to all periods ending on or before the date of such Annual Accounts or Subsidiaries’ Annual Accounts and deferred Taxes; and all amounts of Taxes that are due but not yet payable as at the date of such Annual Accounts or Subsidiaries’ Annual Accounts are sufficiently provisioned.

21.5.
None of the Company or the Subsidiaries has been or is liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes and, to the Sellers’ knowledge, there are no facts which are likely to cause any of them to become liable to pay any such penalty, fine, surcharge or interest, nor have there been any circumstances which might have a negative effect with regard to such a penalty.

21.6.
None of the Company or the Subsidiaries has entered into any arrangement (including but not limited to rulings) with any Tax Authority or is subject to a special regime with regard to (the payment of) Taxes.

21.7.	Neither the Company nor the Subsidiaries can be held liable for Taxes due by others than any third parties.

21.8.	All interests and other sums that have been deducted are deductible within the limits provided by the Belgian Income Tax Code and/or any other relevant applicable legislations and regulations.

21.9.
There is not and there has not been any dispute between the Company or any of the Subsidiaries and any Tax Authority, nor has the Company or any of the Subsidiaries been the subject of any extraordinary investigation by any Tax Authority and there are no facts which are likely to give rise to any such dispute or investigation.

21.10.
For the purpose of Tax, each of the Company and the Subsidiaries is and has been resident only in the jurisdiction in which it is incorporated and does not have a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than in which it is resident for Tax purposes. None of the Company and the Subsidiaries constitutes or has constituted a permanent establishment or is or has been a permanent representative of another Person.

21.11.
None of the Company or the Subsidiaries has been knowingly a party to any transaction or series of transactions which is or forms part of a scheme for the evasion of Tax or to the Sellers’ knowledge which can reasonably be considered as such.

21.12.
None of the Company or the Subsidiaries owns or has agreed to acquire any asset or to enter into any other transaction, or has received or agreed to receive any services or facilities, the consideration for which was in excess of or below the relevant market value or market price or is determined otherwise than on an arm’s length basis.

21.13.	There are no tax losses carried forward or investment credits (“investeringsaftrek” / “déduction pour investissement”) available to the Company or any of the Subsidiaries.

21.14.
No request for exchange of information regarding Tax relating to the Company or any of the Subsidiaries or in relation to the business relations of the Company or any of the Subsidiaries has been made by any Tax Authority.

21.15.
To the Sellers’ knowledge, no relief (by way of deduction, reduction, set-off, exemption or otherwise) from, against or in respect of any Taxes that has been claimed by or given to the Company or any of the Subsidiaries can be withdrawn, postponed, restricted or otherwise lost as a result of any act or fact arising or occurring at any time after the date of the Agreement or the Closing Date.

21.16.
The Company and, if applicable, the Subsidiaries have always duly, timely and properly applied the VAT (“BTW” / “VAT”) treatment of all incoming and outgoing transactions (goods purchase or delivered and services rendered to or by the Company and the Subsidiaries) up to and including the Closing Date. All input VAT borne by the Company and, if applicable, the Subsidiaries have always been deducted or recovered in accordance with the applicable VAT legal provisions. To the Sellers’ knowledge, none of the Company or the Subsidiaries can be subjected to a revision of the VAT status, leading to a recapture of VAT deducted on or before the Closing Date.

21.17.	Each of the Company and the Subsidiaries has kept and has in their possession all records, invoices and other documents required to be kept for all Tax purposes under applicable law.

21.18.	All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner.

21.19.
The prices for any property, goods or services, or for the use of any property, provided by or to the Company or any Subsidiary are at arm’s length prices for the purposes of all applicable transfer pricing, legal and tax requirements.

22.	Relations with the Sellers

As of the Closing Date, neither the Sellers nor any Affiliated Company of the Sellers:

(i)	Has any cause of action or other claim against or owes any amount to, or is owed any amount by, each of the Company or the Subsidiaries; or

(ii)	Has received from or furnished to each of the Company or the Subsidiaries any goods or services without consideration.

23.	Professional Fees

The Company and the Subsidiaries have not paid and are not required to pay, for any reason whatsoever, any fees, expenses or other amounts charged by any advisors or other professionals (including investment bankers or other financial advisors, lawyers, accountants, auditors, brokers or finders) in connection with the negotiation, execution or performance of the Agreement, except for the Permitted Leakage to PwC, Stibbe CVBA, Ansarada and Marsh SAS.

24.	Disclosure

The Data Room has been set up by the Sellers in good faith and in a professional manner, and contains such information in possession of the Sellers, the Company or the Subsidiaries necessary to allow a professional party to carry out its due diligence in the context of a transaction similar to the one contemplated by the Agreement. The Sellers have not knowingly or negligently included any matter which is untrue, nor knowingly or negligently omitted any matter that ought to have been included in order for the information and documents in the Data Room not to be misleading to a professional purchaser.

25.	Locked Box Accounts

The Locked Box Accounts have been prepared consistently in accordance with the Accounting Principles applied to the Annual Accounts and the Subsidiaries’ Annual Accounts.

Schedule 11 – Purchaser’s representations

1	Authorisation of Agreement, Consents

1.1
The Purchaser has the capacity and power to (i) enter into and sign the Agreement, (ii) to acquire the Shares and Profit Certificates from the Sellers, and (iii) in a general manner, fulfil any of its obligations pursuant to the Agreement.

1.2
The execution and performance by the Purchaser of the Agreement and the Transaction have been duly and validly authorised by the Purchaser, and no other act or proceeding on the part of the Purchaser, if applicable, its board of directors, shareholders or other competent bodies is necessary to authorise the execution or performance by the Purchaser of the Agreement or the consummation of the Transaction. The Agreement has been duly executed by the Purchaser and the Agreement constitutes upon execution by the Purchaser a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

1.3
Except for the filing with COPROCOM which may need to be completed in accordance with Clause 4.1.1 of the Agreement, the execution and performance by the Purchaser of the Agreement require no action by or in respect of, or filing with, any Authority. Except for the consent of COPROCOM which may need to be obtained in accordance with Clause 4.1.1 of the Agreement, no consent, approval, waiver or other action by any person under any contract, agreement or other document to which the Purchaser is a party or by which it is bound is required or necessary for the execution and performance of the Agreement by the Purchaser.

1.4
The documents which shall be provided by the Purchaser on the Closing Date will be duly signed and issued and will be valid, legally binding for the signatories of the latter and are or will be enforceable in accordance with their respective terms.

2	Effect of the Agreement, Non-Contravention

Neither the execution of the Agreement nor the execution by the Purchaser of its obligations pursuant to the Agreement (i) results or will result in a violation of the Purchaser’s bylaws or any decision of its board of directors or general assembly or (ii) contravenes or conflicts with or constitutes a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to the Purchaser and which may affect the validity and enforceability of the Agreement against the Purchaser.

3	Insolvency

3.1	No proposal has been made or resolution adopted for the dissolution or liquidation of the Purchaser, and no circumstances exist which may result in the dissolution or liquidation of the Purchaser.

3.2
The Purchaser has not (i) been declared bankrupt (“failliet verklaard” / “déclarée en faillite”); or (ii) been granted a temporary or definitive moratorium of payments (“gerechtelijke reorganisatie” / “reorganisation judiciare”) or any equivalent or similar measure under the laws of any applicable jurisdiction; or (iii) become involved in negotiations with any one or more of its creditors; or (iv) been granted terms of payment pursuant to Article 1244 of the Belgian Civil Code or any equivalent or similar measure under the laws of any applicable jurisdiction; or (v) been put under judicial administration

(“voorlopig bewindvoerder” / “administrateur provisoire”) or any equivalent or similar measure under the laws of any applicable jurisdiction; or (vi) taken any other action with a view to the readjustment or rescheduling of all or part of its debts. No third party has, in respect of the Purchaser, applied for a declaration of bankruptcy, judicial dissolution or any similar scheme for the Purchaser under the laws of any applicable jurisdiction.